Exhibit 4.1

CREDIT AGREEMENT
dated as of January 25, 2017
by and among
TELOS CORPORATION
as the Borrower
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P.
as Agent
and
THE LENDERS FROM TIME TO TIME PARTY HERETO

$11,000,000 Senior Term Loan due January 25, 2022
Warrants for 1,135,284.333 shares of Class A Common Stock of the Borrower, representing approximately 2.5% of the Borrower's Common Equity Interests on a Fully Diluted Basis as of the
Closing Date

i

5.20	Material Agreements	39
5.21	Transactions with Affiliates	39
5.22	Use of Proceeds	39
5.23	Anti-Terrorism Laws; Anti-Corruption Laws	40
5.24	Government Contracts	40
5.25	Export Controls	43
ARTICLE VI. AFFIRMATIVE COVENANTS		43
6.01	Financial Statements	43
6.02	Certificates; Other Information	44
6.03	Notices	45
6.04	Payment of Obligations	46
6.05	Preservation of Existence; Conduct of Business Etc	46
6.06	Maintenance of Properties	46
6.07	Maintenance of Insurance	46
6.08	Compliance with Laws	47
6.09	Books and Records	47
6.10	Inspection Rights; Field Audit	47
6.11	Use of Proceeds	48
6.12	Additional Guarantors	48
6.13	Environmental Matters	48
6.14	Further Assurances	49
6.15	Pledged Assets	49
6.16	Covenants Regarding Patents, Trademarks and Copyrights	50
6.17	Board Information Rights	51
6.18	Government Contracts	52
ARTICLE VII. NEGATIVE AND FINANCIAL COVENANTS		52
7.01	Liens	52
7.02	Investments	54
7.03	Indebtedness	55
7.04	Fundamental Changes	57
7.05	Dispositions	57
7.06	Restricted Payments	58
7.07	Change in Nature of Business	59
7.08	Transactions with Affiliates	59
7.09	Burdensome Agreements	59
7.10	Use of Proceeds	59
7.11	ERISA Compliance	60
7.12	Sales and Leasebacks	60
7.13	Environmental Matters	60
7.14	Subsidiaries	60
7.15	Financial Covenants	60
7.16	Sale or Discount of Receivables	62
7.17	Limitations on Affiliate Ownership of Obligations	62
7.18	Prepayment of Other Indebtedness	62
7.19	Changes to Organizational Documents, Working Capital Documents or Alternate Senior Credit Documents	62
7.20	Changes in Fiscal Year	62
7.21	Inconsistent Agreements	62
7.22	Compliance with Anti-Terrorism Laws	62

7.23	Government Contracts	63
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		63
8.01	Events of Default	63
8.02	Remedies Upon Event of Default	66
8.03	Other Remedies	66
8.04	Rescission of Acceleration	67
8.05	Application of Funds	67
ARTICLE IX. MISCELLANEOUS		68
9.01	Entire Agreement	68
9.02	Reimbursement of Expenses	68
9.03	Survival of Agreements and Representations and Warranties	69
9.04	No Waiver	69
9.05	Binding Effect; Participations	69
9.06	Dealings with the Agent and Lenders	69
9.07	Cumulative Powers	69
9.08	Loss of Securities; Reissue of Securities in Lesser Denominations	69
9.09	Communications	70
9.10	Assignment	70
9.11	Confidentiality; Public Announcements	71
9.12	Governing Law	73
9.13	Headings	73
9.14	Multiple Originals	73
9.15	Amendment or Waiver	73
9.16	Waiver of Jury Trial	73
9.17	Consent to Jurisdiction and Service of Process	73
9.18	Indemnification; Damage Waiver	74
9.19	Regulatory Requirements	75
9.20	USA Patriot‑Act Notice	75
9.21	Subordination	75
9.22	Intercreditor Agreement	76
ARTICLE X. AGENCY PROVISIONS		76
10.01	Appointment	76
10.02	Delegation of Duties	76
10.03	Exculpatory Provisions	77
10.04	Reliance by Agent	77
10.05	Notices of Default	77
10.06	Non‑Reliance on the Agent and Other Lenders	78
10.07	Indemnification	78
10.08	The Agent in Its Individual Capacity	78
10.09	Resignation of the Agent; Successor Agent	78
10.10	Reimbursement by Lenders	79
10.11	Collateral and Guaranty Matters	79
ARTICLE XI. GUARANTEE		80
11.01	The Guarantee	80
11.02	Obligations Unconditional	80
11.03	Reinstatement	81
11.04	Certain Additional Waivers	81

11.05	Remedies	81
11.06	Rights of Contribution	82
11.07	Guarantee of Payment; Continuing Guarantee	82

EXHIBITS AND SCHEDULES
SCHEDULES
2.01          Initial Loan Allocations; Warrants
5.13          Subsidiaries; Equity Interests
5.17          Intellectual Property; Licenses, Etc.
5.19          Business Locations
5.20          Material Agreements
5.24          Government Contracts
7.01(b)     Existing Liens
7.03          Permitted Indebtedness
7.08          Transactions with Affiliates
9.09          Addresses of Borrower, Agent and Lenders
EXHIBITS
 A             Form of Note
 B             Form of Compliance Certificate
 C             Form of Secretary's Certificate
 D             Form of Officer's Closing Certificate
 E              Form of Solvency Certificate
 F              Form of Assignment and Acceptance
 G              Form of Joinder Agreement
v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is made and entered into as of January 25, 2017 among TELOS CORPORATION, a Maryland corporation (the "Borrower"), certain of the domestic subsidiaries of the Borrower from time to time party hereto, as Guarantors (as defined below), the lenders from time to time party hereto (collectively, the "Lenders" and each individually, a "Lender") and ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., a Delaware limited partnership, in its capacity as agent (acting in such capacity, and together with any successor pursuant to Section 10.09 hereof, the "Agent").
STATEMENT OF PURPOSE
A.          The Borrower desires financing to repay certain of its existing indebtedness, to fund growth capital and for other general corporate purposes.
B.          The Borrower has requested that the Lenders make available to it senior term loans in the initial aggregate principal amount of $11,000,000.
C.          The Lenders are willing to make such loans on the terms and conditions set forth herein.
AGREEMENT
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.

 DEFINITIONS AND ACCOUNTING TERMS
1.01          Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
"Accrual Rate" has the meaning set forth in Section 3.02(b).
"Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Loan Party directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing positions of such Person if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise obtains the power, directly or indirectly, to direct or cause the direction of the management or policies of a Person engaged in a business, whether through the ability to exercise voting power, by contract or otherwise.
"Additional Cash Amount" has the meaning set forth in Section 3.02(c).
"Additional Interest Amount" has the meaning set forth in Section 3.02(c).

"Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.  Notwithstanding the foregoing, in no event shall Enlightenment (or its Affiliates) be deemed an Affiliate of the Borrower.
"Agent" has the meaning set forth in the introductory paragraph hereto.
"Agreement" means this Credit Agreement dated as of the date hereof by and among the Borrower, the Guarantors from time to time party hereto, the Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
"Alternate Senior Credit Documents" means those documents entered into between (a) on the one hand, the Borrower and/or any other Loan Party or any of its Subsidiaries and (b) on the other hand, a creditor thereto in connection with any Alternate Senior Credit Facility, including any Intercreditor Agreement relating thereto.
"Alternate Senior Credit Facility" means a senior credit facility (which, for the avoidance of doubt, may be a term loan facility and/or a revolving credit facility), other than a Working Capital Facility, entered into after the Closing Date by the Borrower and, if applicable, one or more of its Subsidiaries that is, in each case, with a lender (reasonably acceptable to the Agent), subject to Liens and security interests on Working Capital Assets and, subject to the provisions below, other assets, and otherwise on terms, and pursuant to documentation (including, without limitation, an Intercreditor Agreement), reasonably acceptable to the Agent; provided, however, it is understood and agreed that if the Liens securing such senior credit facility are required to be first priority and contractually senior to the Liens granted to secure the Obligations under the Loan Documents, then such senior credit facility shall only be acceptable to the Agent to the extent that the Consolidated Senior Leverage Ratio, on a pro forma basis after giving effect to the incurrence of such Alternative Senior Credit Facility, shall not exceed 3.0:1.0 as of the last day of the most recent quarter for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Sections 6.01(b) and 6.02(a).
"Alternate Interest Rate Event" means the execution and delivery by the Agent and the other parties thereto of an Intercreditor Agreement under which the Agent and the Lenders have at the request of the Borrower subordinated their Liens on all of the Collateral (not just the Liens on the Working Capital Assets) for the benefit of the providers of an Alternate Senior Credit Facility or of a Working Capital Facility.
"Anti-Terrorism Laws" means any applicable Laws relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Attorney Costs" means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external counsel.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
"Blocked Person" means any Person:  (i) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or (v) that is named a "specially designated national" or "blocked person" on the most current list published by OFAC or other similar list.
"Borrower" has the meaning set forth in the introductory paragraph hereto.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the law of Maryland, or are in fact closed in Maryland.
"Capital Lease" means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of the Borrower and its Subsidiaries.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).
"Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (ii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody's is at least P‑1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States or any agency or instrumentality thereof in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

"Cash Pay Rate" has the meaning set forth in Section 3.02(b).
"Change in Management" means John B. Wood ceasing to be employed on a full-time basis in his capacity as CEO of the Borrower and the Borrower's failure within one hundred eighty (180) days thereafter to hire a replacement CEO reasonably satisfactory to the Agent.
"Change of Control" means, each and every issue, sale, transfer, pledge or other disposition, directly or indirectly, of Equity Interests or other ownership interests, as applicable, which, after giving effect thereto, results in:
(a)          Permitted Holders (as defined below) failing to own legally and beneficially (directly or indirectly) one hundred percent (100%) of the Equity Interests of the Borrower that they own as of the Closing Date; or
(b)          any "person" or "group" (in each case within the meaning of Sections 13(d) or 14(d) of the Securities Act), other than Permitted Holders, owning legally and beneficially (directly or indirectly) more than forty percent (40%) of the voting Equity Interests of the Borrower; or
(c)          Borrower failing to own legally and beneficially (directly or indirectly) free and clear of all Liens (except for Liens otherwise permitted hereunder) one hundred percent (100%) of the Equity Interests of each of its Subsidiaries that is a Guarantor; or
(d)          Borrower failing to both (i) own legally and beneficially (directly or indirectly) free and clear of all Liens (except for Liens otherwise permitted hereunder) at least fifty percent (50%) of the Equity Interests of Telos ID and (ii) maintain management control of Telos ID.
For purposes hereof, "Permitted Holders" means, collectively, John B. Wood, his Affiliates and other transferees in connection with customary estate planning purposes.
"Closing Date" has the meaning set forth in Section 2.01.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means any and all assets and rights and interests in or to Property of the Loan Parties pledged from time to time as security for the Obligations pursuant to the Collateral Documents, whether now owned or hereafter acquired.
"Collateral Documents" means the collective reference to the Security and Pledge Agreement, and each other document and/or agreement securing the payment of all or any portion of the Obligations.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate signed by the chief executive officer, president, chief operating officer or chief financial officer of Borrower, substantially in the form of Exhibit B.

"Consolidated Adjusted EBITDA" means, for any four-fiscal quarter period ending on the date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) consolidated interest expense and any fees, discounts and other charges in connection with any Indebtedness for such period (including fees and charges owing to the Agent and/or the Lenders under the Loan Documents), (ii) the provision for federal, state, local and foreign income taxes and state franchise or similar taxes, in each case payable by the Borrower and/or its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any non-cash deduction as a result of any issuance or grant to any Person of any Equity Interests, (v) other non-cash and/or non-recurring cash charges (including charges from asset sales outside the ordinary course of business) for such period, to the extent approved by the Agent in writing (which approval shall not be unreasonably withheld), and (vi) solely for the purposes set forth in Section 7.15(e), any Specified Equity Contribution, minus (b) the following to the extent included in calculating such Consolidated Net Income (and without duplication): (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all non-recurring and/or non‑cash items (including gains from asset sales outside the ordinary course of business) increasing Consolidated Net Income for such period and (iii) consolidated interest income for such period.
"Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries which are required to be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation, for the acquisition or leasing of fixed or capital assets, additions to equipment (including replacements, capitalized repairs and improvements during such period) or other similar costs other than (i) assets that are acquired with Net Cash Proceeds from Dispositions or Involuntary Dispositions that are permitted to be reinvested hereunder, (ii) assets acquired with the proceeds of Indebtedness incurred in accordance with Section 7.03(d), (iii) expenditures for research and development and (iv) assets acquired through grants.  For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Borrower or any of its Subsidiaries or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.
"Consolidated Fixed Charge Coverage Ratio" means, for any period of four consecutive fiscal quarters of the Borrower and its Subsidiaries, the ratio of (i) Consolidated Adjusted EBITDA minus cash dividends and cash distributions paid to, and repurchases and redemptions from, holders of Equity Interests during such period (excluding the purchase or redemption of Senior Preferred Stock with the proceeds of the Loans as contemplated by clause (b) of the definition of Permitted Uses), to (ii) scheduled principal payments on account of Indebtedness (including Capitalized Leases) for such period, plus scheduled cash interest expense for such period (excluding interest on the Loans that is prepaid on the Closing Date) plus unfinanced Consolidated Capital Expenditures and taxes paid in cash for such period, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries, on a consolidated basis, the sum of the following, without duplication (a) the outstanding principal amount of all obligations, whether current or long‑term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than trade accounts payable in the ordinary course of business), (c) the maximum amount available to be drawn under outstanding letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) (provided that, if the sole recourse on such Indebtedness is limited to such property, the amount of such Indebtedness shall be measured as the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of such property), (e) Attributable Indebtedness with respect to Capital Leases (other than the lease for the Borrower's Ashburn, VA headquarters location existing as of the Closing Date and, to the extent approved by the Agent (such approval not to be unreasonably withheld), any substantial similar real estate lease) and Synthetic Lease Obligations, (f) all obligations of such Person with respect to the Disqualified Securities (valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any of its Subsidiaries, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non‑recourse to the Borrower or such Subsidiary.
"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the applicable period then ended.
"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income (or losses) (excluding (i) extraordinary gains and losses, (ii) gains or losses from asset sales, casualties or condemnation awards (other than with respect to current assets and asset sales outside the ordinary course of business), (iii) income or losses of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged with the Borrower or any of its Subsidiaries and (iv) net income (or losses) attributable to non-controlling interests (it being acknowledged and agreed that, as of the Closing Date, the Borrower's 50% Equity Interest in Telos ID is controlling) that are not held, directly or indirectly, by the Borrower) for that period, as determined in accordance with GAAP.  For the avoidance of doubt, the net income (or losses) attributable to the Equity Interests in Telos ID that are not held, directly or indirectly, by the Borrower (i.e., the 50% Equity Interest in Telos ID held by Hoya ID Fund A, LLC as of the Closing Date) shall be excluded from Consolidated Net Income for the relevant period.
"Consolidated Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less the sum of (i) the Obligations and (ii) the principal amount of any Indebtedness outstanding under a Working Capital Facility, to the extent in compliance with a customary borrowing base, to (b) Consolidated Adjusted EBITDA for the applicable period then ended.
"Contractual Obligations" shall mean, with respect to any Person, any material term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or a material portion of its Properties is bound or to which it or a material portion of its Properties is subject.
"Copyright Licenses" means any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any copyright referred to in Schedule 5.17 to this Agreement.
"Copyrights" means all copyrights (other than copyrights of de minimis value) of the Borrower and its Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any copyright referred to in Schedule 5.17 and all renewals thereof.

"Covered Entity" means (a) the Borrower, each of the Borrower's Subsidiaries, all Guarantors, if applicable, and all pledgors (approved by the Borrower) of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" has the meaning set forth in Section 3.02(d).
"Designated Jurisdiction" means any country or territory to the extent that such country or territory is the subject of any Sanction.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale or disposition of Cash Equivalents for fair market value; (b) the non-exclusive licensing, sublicensing, leasing or subleasing of IP Rights in the ordinary course of business; (c) any abandonment, cancellation, non-renewal or discontinuance of the use or maintenance of IP Rights if the Borrower determines in good faith that such abandonment, cancellation, non-renewal or discontinuance is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lender and (d) the sale, transfer or other disposition of Working Capital Assets under any Working Capital Facility or Alternate Senior Credit Facility.
"Disqualified Securities" means Equity Interests of a Person or a Subsidiary thereof which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable at the option of the holder), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months after the final maturity date of the Obligations, for cash or for securities constituting other Indebtedness that is not subordinated to the Obligations pursuant to terms and documentation reasonably satisfactory to the Agent; provided that (a) without limitation of the foregoing, Disqualified Securities shall be deemed to include any Equity Interests (including preferred stock) of a Person or a Subsidiary of such Person, with respect to which, under the terms of such preferred stock, by agreement or otherwise, such Person or Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the date that is six (6) months after the final maturity date of the Obligations, (b) notwithstanding the foregoing, Equity Interests of a Person that are issued with the benefit of provisions requiring a change of control offer to be made for such Equity Interests in the event of a change of control of such Person (including a public offering of the Equity Interests of such Person or a bankruptcy, insolvency or similar event with respect to such Person) will not be deemed to be

Disqualified Securities solely by virtue of such provisions and (c) Disqualified Securities will not include (i) the Public Preferred Stock to the extent that cash payments thereunder are not due and owing prior to the Maturity Date as a result of prohibitions under this Agreement or otherwise, and (ii) the Senior Preferred Stock, except to the extent the Borrower fails to, as applicable, (x) with respect to the Senior Preferred Stock not held by John R. C. Porter or his Affiliates, redeem such Senior Preferred Stock in accordance with Section 5.22(a), and (y) with respect to the Senior Preferred Stock held by John R. C. Porter or his Affiliates, on or within thirty (30) days after the Closing Date (unless the Agent has agreed in writing otherwise), extend the applicable redemption date to a date that is at least six (6) months after the Maturity Date.
"Dollar" and "$" mean lawful money of the United States.
"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
"Eligible Assignee" means (a) a Lender, (b) any domestic Affiliate of a Lender, (c) an Approved Fund, and (d) other financial institutions or investors (other than a natural person) approved by the Agent with reasonable prior notice to the Borrower; provided that, notwithstanding the foregoing, "Eligible Assignee" shall not include (i) the Borrower or any of its Affiliates or (ii) unless an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, (x) a fund that is generally recognized as a vulture or distressed debt fund or (y) a direct competitor of the Borrower or an Affiliate of such direct competitor, if at the time of a proposed assignment of the Loans, Agent and the assigning Lender (A) have been notified in writing by the Borrower, after Borrower has been given reasonable notice of such proposed assignment (which such notice to the Borrower shall not be required to the extent the proposed assignment is to an assignee of the type referenced in the proviso below), that such a Person is a direct competitor of Borrower or an Affiliate of such direct competitor or (B) otherwise have actual knowledge that such Person is a direct competitor of the Borrower or its Subsidiaries or an Affiliate of a such direct competitor; provided, that in connection with any assignment, any assignee with respect to such proposed assignment that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor or an Affiliate thereof, and is not itself such a direct competitor of the Borrower or its Subsidiaries, shall not be deemed to be a direct competitor or Affiliate thereof for the purposes of this definition.
"Enlightenment" means Enlightenment Capital Solutions Fund II, L.P., a Delaware limited partnership, and its successors and assigns.
"Environmental Laws" means any and all Federal, state, local, and, if applicable, foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Equity Documents" means the Warrants, the Co-Sale Agreement with John B. Wood and/or his Affiliates and any documents entered into in connection therewith.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock (including, without limitation, common stock, Public Preferred Stock, Senior Preferred Stock or otherwise) of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights issued by such Persons for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities issued by such Person convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options issued by such Person for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests issued by and in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"Equity Transfer" means, from and after the Closing Date, with respect to any Equity Interests in the Borrower, any voluntary or involuntary transfer, sale, gift, exchange, assignment, pledge, hypothecation or other disposition (by operation of law or otherwise), by a holder thereof or any agreement by such holder restricting such holder's voting or disposition of such Equity Interests.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
"Event of Default" means any of the events set forth in Section 8.01.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal in accordance with the first sentence of this definition.
"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto (including any intergovernmental agreements).

"Fee Letter" means that certain fee letter dated as of even date herewith by and among the Agent and the Borrower.
"Financial Covenants" means each of those certain covenants set forth in clauses (a) through (d) of Section 7.15.
"Fitch" means Fitch Ratings and any successor thereto.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fully Diluted Basis" means at any time, the sum of (x) the number of issued and outstanding shares of the Borrower's Common Stock (Class A and Class B) at such time, whether or not vested, plus (y) the total number of shares of Common Stock (Class A and Class B) issuable upon the exercise, exchange or conversion of all convertible Equity Interests issued and outstanding at such time, whether or not such convertible Equity Interests are exercisable, convertible or exchangeable at such time.
"Fully Satisfied" and "Full Satisfaction" means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations (other than contingent Obligations (including, without limitation, contingent indemnification obligations) that have not become due and payable) shall have been paid in full in cash.
"Fund" means any fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
"Government Bid" means any offer or proposal to sell goods or perform services made by any Loan Party which, if accepted, would result in a Government Contract.
"Government Contract" means any contract that:  (a) is between a Loan Party and any Governmental Authority, or is entered into by a Loan Party as a subcontractor (at any tier) in connection with a contract between another Person and a Governmental Authority; and (b) for which final payment to the Loan Party was not made prior to the Closing Date.
"Guarantee" means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.
"Guarantors" means each Person identified as a "Guarantor" on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a joinder agreement as contemplated by Section 6.12, and "Guarantor" means any one of them.  For the avoidance of doubt, Telos ID shall not be a Guarantor.
"IIA Joint Venture" means IT Enterprise Solutions JV, LLC, a Virginia limited liability company.
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)          all obligations of such Person for borrowed money (including Obligations hereunder) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)          net obligations of such Person under any Swap Contract;
(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)          Attributable Indebtedness;
(g)          all obligations of such Person with respect to Disqualified Securities (valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and

(h)          all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
"Indemnified Party" has the meaning set forth in Section 9.18.
"Initial Public Offering" means the issuance by the Borrower or any other Loan Party of common stock in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration filed with the SEC in accordance with the Securities Act.
"Intellectual Property" means the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Borrower and its Subsidiaries (other than off-the-shelf software products and any functionality tailored therein by such Person), all goodwill associated therewith and all rights to sue for infringement thereof.
"Intercreditor Agreement" means the collective reference to each intercreditor agreement entered into by the Agent and a provider of a Working Capital Facility or an Alternate Senior Credit Facility, such agreement to be in form and substance reasonably acceptable to the Agent, including, if applicable, provisions reasonably necessary to provide for the priority of the Agent's Liens in the Collateral to become subordinated to those of the lender providing an Alternative Senior Credit Facility as more fully described in the definition of Alternate Senior Credit Facility.
"Interest Payment Date" has the meaning set forth in Section 3.02(a).
"Investment" means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (a) the purchase or other Acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other Acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other Acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or line of business.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries.
"IP Rights" has the meaning specified in Section 5.17.
"IRS" means the United States Internal Revenue Service.
"Joinder Agreement" means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Subsidiary in accordance with the provisions of Section 6.12.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
"Lender" or "Lenders" has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan Documents" means this Agreement, any Notes, the Fee Letter, the Security and Pledge Agreement, any other pledge agreement related to Equity Interests, the Intercreditor Agreement, any other Collateral Documents, any guaranty or similar document executed by the Borrower, any Guarantor or any of their respective Affiliates in connection with this Agreement, the exhibits and schedules attached to any of the aforementioned documents and any other documents entered into by the Borrower in favor of the Agent or the Lenders in connection therewith, as each may be amended, modified or supplemented from time to time.  For the avoidance of doubt, the Warrants shall not be considered Loan Documents.
"Loan Exposure" with respect to any Lender, means, as of any date of determination, the aggregate outstanding principal amount of the Loans of that Lender.
"Loan Parties" means, collectively, the Borrower and each Guarantor.
"Loans" has the meaning set forth in Section 2.01.
"Losses" has the meaning set forth in Section 9.18.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent and/or the Lenders under any Loan Document; (c) a material impairment of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.
"Material Asset Disposition" shall mean the sale, lease or other disposition (including an Involuntary Disposition), whether in a single transaction or a series of related transactions, of assets of the Borrower and its Subsidiaries which: (a) represent more than thirty-three and one-third percent (33-1/3%) of the combined assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the beginning of the twelve (12)-month period ending with the month in which such determination is made, or (b) is responsible for more than thirty-three and one-third percent (33-1/3%)of the combined net sales or net income of the Borrower and its Subsidiaries as reflected in the consolidated financial statements referred to in subsection (a) above; provided, that a Material Asset Disposition shall not include a the sale of (i) if one or more Working Capital Facilities or

Alternate Senior Credit Facility is in place, any Working Capital Assets in accordance with the terms of the relevant Working Capital Documents or Alternate Senior Credit Documents or (ii) the Equity Interests or substantially all of the assets of Telos ID so long as, (A) after giving effect to such sale, the Borrower would be in compliance with the Financial Covenants as of such date on a pro forma basis as of the end of the most recent quarter for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Sections 6.01(b) and 6.02(a), (B) no Event of Default exists or would result therefrom and (C) the Required Lenders have given prior written consent for such transaction.
"Material Contract" means (a) any written contract or other agreement (or series of related contracts or agreements) of the Borrower or any of its Subsidiaries outside of the ordinary course of business involving monetary liability of or to any such Person in an amount in excess of $2,500,000 per annum and (b) any other contract, agreement, permit or license, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
"Maturity Date" means January 25, 2022.
"Moody's" means Moody's Investors Service, Inc., and any successor thereof.
"Net Cash Proceeds"  means, with respect to the sale or other disposition of any asset by the Borrower or any of its Subsidiaries, any Involuntary Disposition or any Initial Public Offering, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition, Involuntary Disposition or Initial Public Offering (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) in the case of a disposition, the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the disposition thereof (other than Indebtedness under the Loan Documents), (B) the out‑of‑pocket fees and expenses payable by such Loan Party in connection with such disposition, Involuntary Disposition or Initial Public Offering, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant disposition as a result of any gain recognized in connection therewith, (D) working capital reserves as reasonably determined by the board of directors, board of managers, or other governing body of a Loan Party; (E) reasonable reserves for indemnification established in connection with such disposition in accordance with GAAP and (F) in the case of an Initial Public Offering, the underwriting discounts and commissions and fees (including customary brokers', advisors' and investment banking fees).
"Non-U.S. Lender" means a Lender that is not a United States person under and as defined in Section 7701(a)(30) of the Code.
"Note" or "Notes" means any promissory note issued by the Borrower to any Lender and evidencing any Loan or all or any other portion of the Obligations, and any promissory notes issued in substitution or replacement thereof.
"Obligations" means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, the Borrower or any other Loan Party arising under any Loan Document with respect to any Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Loan Party thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, but excluding any obligating arising under the Warrants and any Excluded Swap Obligations.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
"Organization Documents" means:  (a) with respect to any corporation organized under the laws of the United States, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Patent Licenses" means all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 5.17 to the Agreement.
"Patents" means all letters patent (other than letters patent of de minimis value) of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof; including, without limitation, any thereof referred to in Schedule 5.17 to this Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 5.17 to this Agreement.
"Patriot Act" has the meaning set forth in Section 9.20.
"Permitted Liens" has the meaning set forth in Section 7.01.
"Permitted Uses" means (a) the payment in full of all outstanding Porter Subordinated Debt, (b) the purchase (and concurrent cancellation) or redemption of the portion of the Senior Preferred Stock not held by John R. C. Porter or his Affiliates in an aggregate amount of approximately $360,000, (c) the payment of costs, fees and expenses related to the Transactions, and (d) growth capital and other general corporate purposes of the Borrower and its Subsidiaries.
"Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
"PIK Amount" has the meaning set forth in Section 3.02(c).

"Porter Subordinated Debt" means those certain Subordinated Promissory Notes in the original aggregate principal amount of $2,500,000 dated on or about March 31, 2015 issued by the Borrower to John R.C. Porter pursuant to those certain Subordinated Loan Agreements dated on or about March 31, 2015 by and between the Borrower and John R. C. Porter.
"Prepayment Price" means the principal amount of Loans being prepaid multiplied by the applicable price percentage set forth below, in each case plus accrued and unpaid interest on the principal reduced or repaid:
Period	Prepayment Price Percentage
Closing Date through January 25, 2018	104% plus the Make-Whole Amount
January 26, 2018 through January 25, 2019	104%
January 26, 2019 through January 25, 2020	102%
January 26, 2020 through January 25, 2021	101%
January 26, 2021 through Maturity Date	100%

As used herein, "Make-Whole Amount" means the amount of interest on the Loans to the first anniversary of the Closing Date that is avoided by such prepayment, which shall be calculated as the amount equal to the sum of the products for each day from the date of such prepayment up to but excluding the first anniversary of the Closing Date of (a) one divided by 360, (b) the principal amount prepaid and (c) the Accrual Rate, which represents the applicable interest rate on the Loans, determined as of the date of prepayment.
"Principal" has the meaning set forth in Section 3.01.
"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.  Properties shall mean the plural of Property.  For purposes of this Agreement, any Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.  Unless otherwise qualified, all references to a "Property" or to "Properties" in this Agreement shall refer to a Property or Properties of a Loan Party.
"Public Preferred Stock" means the 3,185,586 shares of 12% Cumulative Exchangeable Redeemable Preferred Stock issued by the Borrower and outstanding as of the Closing Date, which (as of the Closing Date) trades over the OTC Bulletin Board and the OTCQB marketplace.
"Regulatory Requirement" has the meaning set forth in Section 9.19.
"Related Parties" means (a) with respect to the Agent (or any sub‑agent thereof) or any Lender, (i) such Person's Affiliates and (ii) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates and (b) with respect to any Loan Party, (i) such Person's Affiliates, (ii) the directors and officers of such Person, (iii) shareholders holding, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such Loan Party, and (iv) in the case of any of the foregoing that is a natural person, such Person's spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any such Person or any of such Person's other Related Parties.

"Reportable Compliance Event" means an event pursuant to which any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Required Lenders" means, as of the date of any determination, Lenders holding more than 50.0% of the sum of the aggregate Loan Exposure of all Lenders.
"Requirement of Law" means, as to any Person and with respect to any jurisdiction, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
"Responsible Officer" of a Person (other than an individual) means the president, chief executive officer, chief operating officer (if any) or chief financial officer of such Person.
"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person's stockholders, partners or members (or the equivalent thereof) and (b) any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness that is contractually or structurally subordinated to the Obligations.
"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc. and any successor thereto.
"Sanction(s)" means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
"Sanctioned Country" means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
"Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing under any Anti-Terrorism Law.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

"Security and Pledge Agreement" means the Security and Pledge Agreement, dated as of the Closing Date, by and among the Borrower, the other Loan Parties from time to time party thereto and the Agent.
"Senior Preferred Stock" means (a) the 1,250 shares of Series A-1 Redeemable Preferred Stock and (b) the 1,750 shares of Series A-2 Redeemable Preferred Stock, in each case with $.01 par value, issued by the Borrower and outstanding as of the Closing Date.
"Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person believes it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small working and permanent capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability for which such Person is not entitled to indemnification.
"Specified Equity Contribution" has the meaning set forth in Section 7.15(e).
"Subsidiary" means any corporation or other entity (a) of which more than fifty percent (50%) of the issued and outstanding Equity Interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by any Loan Party and/or any Subsidiary of a Loan Party or (b) which is required in accordance with GAAP at the time of determination to be included on a consolidated basis in the consolidated financial statements of the Borrower and the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Loan Party and/or any Subsidiary of a Loan Party.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the avoidance of doubt, it is acknowledged and agreed that, as of the Closing Date, Telos ID constitutes a Subsidiary by virtue of the Borrower's management control of such entity.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligations" means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, (a) any obligations of a Person under a lease or other  agreement described above (whether existing now or entered into in the future) that is not (or would not be) a Synthetic Lease under GAAP as in effect on the Closing Date, shall not be treated as a Synthetic Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time), and (b) any lease or other agreement described above with respect to real property shall not be treated as a Synthetic Lease unless such lease or other agreement described above with respect to real property requires, at the lessee's or other grantee's option or otherwise, that the lessor or other party transfer such real property at the end of such lease or agreement term to or at the direction of the lessee or other grantee's for less than fair market value of the real property.
"Telos ID" means Telos Identity Management Solutions, LLC, a Delaware limited liability company.
"Threshold Amount" means $500,000.
"Trademark License" means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 5.17 to this Agreement.
"Trademarks" means all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimis value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 5.17 to this Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 5.17.

"Transaction Documents" means the collective reference to the Loan Documents, the Equity Documents and all ancillary or related agreements.
"Transactions" means the funding of the Loans and the execution, delivery and initial performance of all of the Transaction Documents.
"Transfer" means the sale, pledge, assignment, or other transfer of any Note hereunder, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.
"UCC" means the Uniform Commercial Code in effect in the State of New York, as amended or modified from time to time.
"United States" and "U.S." mean the United States of America.
"USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.
"Warrants" means the Class A Common Stock warrants issued by the Borrower to certain of the Lenders who are Affiliates or Approved Funds of Enlightenment, representing in the aggregate the right to acquire upon exercise thereof in whole in accordance with their terms 2.5% of the common Equity Interests of the Borrower on a Fully Diluted Basis as of the Closing Date.
"Working Capital Assets" means all present and future right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and, whether now owned or hereafter acquired, existing or arising, and wherever located:
(a)          all Accounts (as defined in the UCC) and all letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter of credit rights, security agreements and all supporting obligations evidencing or relating to or provided in connection with Accounts;
(b)          all Inventory (as defined in the UCC) and chattel paper (including electronic chattel paper and tangible chattel paper), documents (including all warehouse receipts and bills of lading) and instruments (including promissory notes) evidencing or relating to the Inventory;
(c)          all deposit accounts (other than any deposit accounts containing exclusively the proceeds of Collateral other than Working Capital Assets), and all cash and items on deposit therein or other assets (including all cash equivalents), financial assets and securities entitlements contained in, or credited to, or arising from any such deposit accounts (in each case, except to the extent constituting identifiable proceeds of Collateral other than Working Capital Assets);
(d)          supporting obligations (including letter of credit rights), collateral and guarantees given by any other Person with respect to any of the foregoing;
(e)          all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, tapes and disks, in each case to the extent relating to the property described in clauses (a) through and including (d) of this definition; and
(f)          all cash and noncash proceeds of the property described in clauses (a) through and including (e) of this definition, in whatever form.

"Working Capital Documents" means those documents entered into between (a) on the one hand, the Borrower and/or any other Loan Party or any of its Subsidiaries and (b) on the other hand, a creditor thereto in connection with any Working Capital Facility, including any Intercreditor Agreement relating thereto.
"Working Capital Facility" means (a) the factoring/receivable financing arrangements in place as of the Closing Date with Republic Capital Access and Action Capital Corporation and (b) any traditional bank revolving credit facility entered into after the Closing Date by the Borrower and, if applicable, one or more of its Subsidiaries that is, in each case, with a lender reasonably acceptable to the Agent, subject to Liens and security interests solely on Working Capital Assets (or on substantially all assets, so long as the applicable Intercreditor Agreement provides for crossing liens such that the Working Capital Facility is secured by a first priority Lien only (except during the continuance of an Alternate Rate Event) on Working Capital Assets and the Obligations are secured by a first priority (except during the continuance of an Alternate Rate Event) Lien on non-Working Capital Assets), and otherwise on terms, and pursuant to documentation (including, without limitation, an Intercreditor Agreement), reasonably acceptable to the Agent.  For the avoidance of doubt, a Working Capital Facility that satisfies the conditions above shall not be considered an Alternate Senior Credit Facility just because an Alternate Senior Credit Facility is provided by the same Person providing such Working Capital Facility.  It is acknowledged and agreed that a traditional asset-based revolving credit facility with a commercial bank shall constitute a Working Capital Facility hereunder, so long as it is subject to Liens and security interests solely on Working Capital Assets (or on substantially all assets, so long as the applicable Intercreditor Agreement provides for crossing liens such that the Working Capital Facility is secured by a first priority Lien only (except during the continuance of an Alternate Rate Event) on Working Capital Assets and the Obligations are secured by a first priority (except during the continuance of an Alternate Rate Event) Lien on non-Working Capital Assets).
1.02          Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)          (i)          The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)          Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)          The term "including" is by way of example and not limitation.
(iv)          The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(v)          The terms "knowledge" or "known" when used with respect to the Borrower or any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer of the Borrower or such Loan Party.

(vi)          The terms "reasonable" and "reasonably" when used with respect to, respectively, the Lenders and the Agent means a determination made in good faith and in the exercise (from the perspective of a secured term loan lender) of commercially reasonable business judgment.

(c)          In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(d)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03          Accounting Terms.
(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with Borrower's past practices, as in effect from time to time.
(b)          If at any time any change in GAAP or change in accounting principles recommended by the Borrower's accountants which differ from the accounting principles applicable as of the Closing Date (to the extent such recommended changes are in good faith and consistent with past practices) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Agent shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04          Rounding.
Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
1.05          References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Transaction Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06          Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Washington, D.C. time (daylight or standard, as applicable).
1.07          Timing of Payment or Performance.
When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
ARTICLE II.

 FUNDING OF THE LOANS; WARRANTS
2.01          Loans and Warrants.
(a)          Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (collectively, the "Loans") to the Borrower in Dollars on the date on which each of the conditions precedent set forth in Section 4.01 has been satisfied or waived, assuming satisfaction or waiver by 1:00 p.m. Eastern time (and on the next succeeding Business Day in the event that such conditions precedent are satisfied or waived after 1:00 p.m. Eastern time), or at such other time and date as may be mutually agreed upon by the Borrower and the Lenders (the "Closing Date"), in the amount set forth for such Lender on Schedule 2.01.  The aggregate principal amount of Loans to be made by all the Lenders on the Closing Date is ELEVEN MILLION DOLLARS ($11,000,000).  Each such Loan shall mature on the Maturity Date and shall bear interest on the unpaid Principal balance thereof, from the Closing Date until the Principal shall have become paid in full, at the rate specified in Article III.
(b)          Subject to the terms and conditions set forth herein, on the Closing Date, the Borrower shall issue the Warrants to one or more of the Lenders that are Affiliates or Approved Funds of Enlightenment in the amounts set forth for each such Lender on Schedule 2.01.
(c)          The Borrower and Lenders holding Warrants hereby acknowledge and agree that, for United States federal income tax purposes, the aggregate value of the Warrants is $0.00.  Furthermore, the Borrower and Lenders hereby acknowledge and agree that the issue price (within the meaning of Section 1273(b) of the Code) of the Loan is determined pursuant to Sections 1272-1275 of the Code and the related treasury regulations thereunder.  The parties hereto agree to report all income tax matters with respect to the Loans and the Warrants consistent with the provisions of this Section 2.01(c).
ARTICLE III.

 TERMS OF LOANS
3.01          Repayment of Principal.
Subject to the provisions hereof regarding mandatory and voluntary prepayments, the Borrower shall repay the unpaid principal amount of the Loans (the "Principal"), together with accrued interest, in full on the Maturity Date.

3.02          Payments of Interest.
(a)          Interest Payments.  The Principal shall bear interest on the unpaid balance thereof from the Closing Date until repayment of the Loans in full, computed on the basis of actual days elapsed over a 360-day year, at the Accrual Rate or the Default Rate, as applicable.  Interest payments shall be due and payable in cash or immediately available funds monthly in arrears commencing on January 31, 2017 and, subject to Section 1.07 regarding payments due on dates that are not Business Days, continuing on the last day of each calendar month thereafter (each such date, an "Interest Payment Date"); provided that $1,112,222.22, representing all interest due and payable at the Accrual Rate during the period from the Closing Date to October 31, 2017 (i.e., approximately nine (9) months), shall be netted from the proceeds of the Loans made on the Closing Date and deemed applied to prepay all interest on the Loans due and payable at the Accrual Rate for such period.  Accrued and unpaid interest shall also be due and payable on the date on which any Principal is due, including on the Maturity Date.  On each Interest Payment Date and subject to Sections 3.02(b) and (d), the Borrower shall (i) pay to the Agent, for the ratable benefit of the Lenders, cash monthly installments of accrued interest (in arrears) at the applicable Cash Pay Rate on the then outstanding Principal under the Loans and (ii) as set forth below, either accrue the entire Additional Interest Amount to the outstanding Principal of the Loans or, at the option of the Borrower, pay a portion (or all) of the Additional Interest Amount in cash and accrue the remainder to the outstanding Principal of the Loans.
(b)          Accrual Rates and Cash Pay Rates.
(1)          Subject to Section 3.02(d) hereof, from the Closing Date and thereafter until the repayment of the Loans in full, interest shall accrue on the Principal of the Loans outstanding from time to time at the rate of 13.0% per annum or, during the continuance of an Alternate Rate Event, 14.5% per annum (the "Accrual Rate").
(2)          Subject to Section 3.02(d) hereof, from the Closing Date and thereafter until the repayment of the Loans in full, interest shall be paid currently in cash on a monthly basis in arrears on each Interest Payment Date at the rate of 10.0% per annum or, during the continuance of an Alternate Rate Event, 11.5% per annum (the "Cash Pay Rate").

(c)          PIK Amounts; Optional Cash Payments.  Subject to Sections 3.02(a) and 3.02(d) hereof, on each Interest Payment Date, the Borrower shall, at its option:  (A) make an additional cash payment to the Lenders of interest accruing on the Loans since the last Interest Payment Date at a rate equal to 3.0% per annum on the Principal outstanding under the Loans (the "Additional Cash Amount"); (B) increase the then outstanding Principal of the Loans by an amount (the "PIK Amount") equal to the difference between (i) interest accruing at the applicable Accrual Rate during the preceding month and (ii) interest accruing at the applicable Cash Pay Rate during the preceding month; or (C) pay all or a portion of the Additional Cash Amount to the Agent for the ratable benefit of the Lenders and accrue to the Principal a portion of the PIK Amount such that the combined amount of such portion of the Additional Cash Amount and such portion of the PIK Amount is equal to interest accruing since the last Interest Payment Date at a rate of 3.0% per annum on the Principal outstanding under the Loans (collectively, the Additional Cash Amount, the PIK Amount or any combination thereof, the "Additional Interest Amount"); provided that, if the Borrower shall make an election to satisfy a portion of its interest payment obligations under this Section 3.02(c) on an Interest Payment Date by accruing any amount of the Additional Interest Amount, it shall do so by accruing any such amount of the Additional Interest Amount to the Loans of all Lenders on an equal and ratable basis.

(d)          Default Rate; Payment of Default Interest.  After the occurrence and during the continuance of any Event of Default (it being understood and agreed that, with respect to an Event of Default related to non-compliance with any of the Financial Covenants, the date of occurrence shall be the applicable test date), the Principal, as well as any overdue Obligations, shall bear interest at a per annum rate equal to the sum of the Accrual Rate plus 2.0% (such applicable aggregate rate per annum, the "Default Rate"), beginning on the date of the occurrence of such Event of Default, except to the extent the Agent has otherwise agreed in writing not to charge such Default Rate, with such incremental 2.0% applied to the Cash Pay Rate unless otherwise agreed by the Agent.  All such interest shall be paid in a manner consistent with Section 3.02(a) hereof on a monthly basis (or, at the option of the Agent, on demand) until the payment in full of the Loans hereunder or such Event of Default has ceased to be continuing (whether as a result of a written waiver by the Required Lenders or otherwise).
(e)          Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding to the extent permitted by applicable Law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.
3.03          Mandatory Prepayments at the Option of the Lenders.
(a)          Certain Events.  Upon the consummation of (i) any Initial Public Offering (excluding any Initial Public Offering of up to $50,000,000) or other third party equity raise (excluding (x) any third party equity raise constituting a Specified Equity Contribution that is received and applied in accordance with Section 7.15(e) and (y) any other third party equity raise of up to $10,000,000, the proceeds of which are used to support new business), (ii) any issuance of additional Indebtedness not otherwise permitted by Section 7.03 and (iii) any Material Asset Disposition, the Borrower shall, at the option of and upon written demand by the Required Lenders, prepay the full Principal amount of the Loans and all other Obligations in the manner set forth in Section 3.03(b).
(b)          Prepayment.  Upon the occurrence of any event triggering the prepayment requirement under Section 3.03(a), the Borrower shall promptly give written notice of such event to the Agent; provided that, in the case of any prepayment under Section 3.03(a)(i)-(iii) (other than an Involuntary Disposition), the Borrower shall give at least thirty (30) days prior written notice to the Agent.  In the case of an Involuntary Disposition, the amount and timing of any required prepayment shall be determined as provided in Section 6.07(b).  The Borrower covenants and agrees that, upon the occurrence of any event triggering the prepayment requirement under Section 3.03(a), it will prepay the Loans, or the portion thereof subject to prepayment, in an aggregate amount equal to the Prepayment Price of the outstanding principal amount of the Loans to be prepaid plus accrued interest on the Loans to be prepaid.  For the avoidance of doubt, any payments made in connection with an Involuntary Disposition following delivery by the Agent of written notice of its election to require such prepayments under Section 3.03(a) shall not be subject to the Prepayment Price.  All mandatory prepayments under this Section 3.03(b) shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and accrued interest due from and paid by the Borrower hereunder shall be made to the Agent for the ratable benefit of the Lenders on an equal and ratable basis.  All Loans which have been repaid may not be reborrowed.
3.04          Optional Prepayments of the Loans.
The Borrower shall have the right at any time and from time to time prior to the Maturity Date, upon the notice and at the Prepayment Price provided for below, to optionally prepay the Loans in whole or in part; provided, however, that such prepayments shall be allocated to all of the Loans outstanding at the time in proportion to the respective outstanding Principal amounts thereof.  In the event of an optional prepayment made under this Section 3.04, the Borrower shall give the Agent irrevocable written notice of such prepayment not less than thirty (30) nor more than sixty (60) days prior to the prepayment date, specifying (i) such prepayment date (which shall be a Business Day), (ii) the Principal amount of the Loans to be prepaid on such date, (iii) the accrued interest and premium applicable to the Loans to be prepaid and (iv) that such prepayment is to be made pursuant to this Section 3.04; provided that the Borrower may rescind any notice of prepayment if such notice of prepayment states that it is conditioned on the occurrence of a specified event and such event shall fail to occur.  All optional prepayments under this Section 3.04 shall be applied first to all costs, expenses, indemnities and other amounts then due and payable hereunder, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal.  Notwithstanding anything to the contrary contained herein, all payments of Principal, interest and premium, if any, due from the Borrower hereunder shall be made to the Agent for the ratable benefit of the Lenders on an equal and ratable basis.  The price of the Loans payable upon an optional prepayment pursuant to this Section 3.04 shall be an amount equal to the Prepayment Price of the outstanding Principal amount of the Loans to be prepaid, in each case plus accrued interest through the date of prepayment.  All Loans which have been prepaid may not be reborrowed.
3.05          Payment to Agent.
All payments of Principal, interest and other amounts due from the Borrower hereunder shall be made, without any presentment thereof, directly to the Agent for the benefit of each Lender, at the Agent's address set forth on Schedule 2.01 or such other address as the Agent may from time to time designate in writing to the Borrower (in accordance with Section 9.09) or, if a bank account(s) with a United States bank is designated for the Agent on Schedule 2.01 or in any written notice to the Borrower from the Agent, the Borrower will make such payments in immediately available funds to such bank account, no later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Agent may from time to time direct in writing.
3.06          Taxes.
(a)          Any and all payments by or on behalf of the Loan Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (v) taxes measured by overall net income (including branch profits taxes) or overall gross receipts (however determined) of a Lender or the Agent, in each case by the jurisdiction under the laws of which such Lender or the Agent is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender or the Agent having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document thereof, (w) United States federal withholding taxes to the extent that the obligation to withhold amounts existed under Laws in force on the date that such Person became a Lender under this Agreement (or changed its lending office), except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective (or to the extent that such Person was entitled, at the time of a change in its lending office), to receive additional amounts under this Section 3.06, (x) United States taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to clause (d) below, (y) in the case of a Non-U.S. Lender, any United States federal withholding tax imposed under FATCA and (z) all liabilities, penalties and interest with respect to any of the foregoing (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes").  If a Loan Party or the Agent must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) the sum payable shall be increased by the applicable Loan Party by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.06) the applicable recipient shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Agent shall make such deductions and (iii) such Loan Party or the Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)          The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders ("Other Taxes").
(c)          The Loan Parties jointly and severally agree to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes paid by such Lender or the Agent and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Lender or the Agent absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date such Lender or the Agent makes written demand therefor.  The Loan Parties shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender or the Agent for which any Loan Party has previously paid any additional amount or indemnified such Lender or the Agent and which leaves the Lender or the Agent, after such Loan Party's receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender or the Agent.  The Lender or the Agent shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.
(d)          (i) Each Non-U.S. Lender that, at any of the following times, is entitled to an exemption from United States withholding tax or, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender becomes a "Non-U.S. Lender" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Agent, but only to the extent that such Lender is legally entitled to do so, provide the Agent and the Borrower with two completed originals of one of the following, as applicable:  (A) Form W-8ECI, W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN  or any successor form and a certificate in form and substance acceptable to the Agent that such Non-U.S. Lender is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS evidencing the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or reduced rate, (ii) each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall (w) on or prior to the date such Lender becomes a "Lender" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (d) and (z) from time to time if requested by the Borrower or the Agent, but only to the extent that such Lender is legally entitled to do so, provide the Agent and the Borrower with two completed originals of Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form and (iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements thereunder (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d)(iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
3.07          Fees.
On the Closing Date, and at the other times specified thereunder, the Borrower shall pay to the Agent the fees as shall have been separately agreed upon in the Fee Letter.  Such fees shall be fully earned when due and payable, and shall not be refundable for any reason whatsoever.
3.08          Computation of Interest and Fees.
All computations of periodic fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on the Principal of each Loan for the day on which the Loan is made, and shall not accrue on the Principal of a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any amount of a Loan that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.09          Evidence of Debt.
The Loans shall be evidenced by one or more accounts or records maintained by each Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  To the extent payments have been made through the Agent, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to the Agent for delivery to such Lender a promissory note, which shall evidence such Loans made by such Lender in addition to such accounts or records.  Each such promissory note shall be substantially in the form of Exhibit A.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Note and payments with respect thereto.
3.10          Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify the Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)          the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE IV.

 CONDITIONS PRECEDENT TO CLOSING
4.01          Conditions To Closing.
The Lenders' obligations to make Loans on the Closing Date are subject to the satisfaction or waiver of the following conditions (it being understood that a Lender's funding of its allocated amount of the Loans shall be deemed such Lender's waiver of any conditions that it has determined have not been satisfied), on or before the Closing Date:
(a)          Loan Documents, Certificates and Opinions.  The Agent's receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed or certified by an authorized officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and in form and substance reasonably satisfactory to the Agent and its legal counsel:
(i)          Loan Documents.  Executed counterparts of this Agreement, any Notes requested by the Lenders, the Collateral Documents and each of the other Loan Documents.
(ii)          Equity Documents.  Warrants executed by the Borrower and issued to one or more of the Lenders in the respective amounts set forth on Schedule 2.01, and executed counterparts of each other Equity Document.
(iii)          Secretary's Certificates.  A certificate of a Secretary or other authorized officer of each Loan Party, in substantially the form of Exhibit C attached hereto, certifying as to the incumbency and genuineness of the signature of each officer of each such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of each such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of each such Loan Party as in effect on the date of such certifications, (C) resolutions authorizing the borrowings and Warrants contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, (D) certificates as of a recent date of the good standing of each such Loan Party under the laws of its jurisdiction of organization, and (E) attaching copies of all material consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each such Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.
(iv)          Officer's Closing Certificate.  A certificate of an authorized officer of the Borrower, in substantially the form of Exhibit D attached hereto, certifying (A) that all of the conditions specified in this Section 4.01 have been satisfied and (B) that since December 31, 2015, there has been no change or event which would reasonably be expected to have a Material Adverse Effect.

(v)          Opinion of Counsel.  The Agent shall have received, dated as of the Closing Date and in form and substance reasonably satisfactory to the Agent, an opinion of Miles & Stockbridge P.C., counsel to the Borrower, as to the Loan Documents.
(b)          Financial Matters.
(i)          Financial Statements.  The Agent shall have received the audited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal year ending December 31, 2015 for the Borrower and its Subsidiaries and (B) the unaudited consolidated balance sheets and statements of income as of and for the year-to-date through November 30, 2016 for the Borrower and its Subsidiaries prepared by the chief financial officer (or other Responsible Officer agreed to by the Agent) of Borrower, all in form reasonably satisfactory to the Agent and prepared in accordance with GAAP.
(ii)          Solvency Certificate.  The Agent shall have received a certificate, in substantially the form of Exhibit E attached hereto, and certified as accurate by a chief financial officer of the Borrower.
(iii)          Fees and Expenses.  The Borrower shall have paid (or caused to have been paid) (a) the fees set forth in the Fee Letter, to the extent then due and payable (or otherwise required to be withheld from the Loan Proceeds), (b) all Attorney Costs of the Agent to the extent invoiced and (c) all other reasonable out-of-pocket fees and expenses of the Agent or the Lenders required to be paid on or before the Closing Date.
(iv)          Other Financial Information and Other Documents.  The Agent shall have received any requested updates or modifications to the financial information previously provided thereto by the Loan Parties, to the extent reasonably available.
(c)          Collateral Matters.
(i)          The Agent shall have received:
(A)          (1) searches of relevant real property records and of UCC (or similar) filings in each jurisdiction where a filing would need to be made in order to perfect the Agent's security interest in the Collateral, (2) copies of the financing statements or security agreements on file in such jurisdictions and (3) payoff letters in connection with existing Indebtedness in form and substance reasonably satisfactory to Agent and its legal counsel, all of which shall evidence that no Liens exist on the Closing Date after giving effect to the transactions contemplated hereby other than Permitted Liens or Liens to be terminated on or about the Closing Date pursuant to any such payoff letters;
(B)          UCC (or similar) financing statements for each appropriate jurisdiction as are necessary, in the Agent's reasonable discretion, to perfect the Agent's security interest in the Collateral;
(C)          searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Agent in order to perfect the Agent's security interest in the Collateral;

(D)          all equity certificates evidencing the Equity Interests (to the extent certificated) pledged to the Agent pursuant to the Collateral Documents, together with duly executed in blank undated equity powers attached thereto;
(E)          all instruments and chattel paper in the possession of any of the domestic Loan Parties which individually have a value in excess of the Threshold Amount, together with allonges or assignments as may be necessary or appropriate to perfect the Agent's security interest in the Collateral to the extent required under the Security and Pledge Agreement;
(F)          duly executed consents as are necessary, in the Agent's reasonable discretion, to perfect the Lenders' security interest in the Collateral; provided that the Loan Parties shall use commercially reasonable efforts, if reasonably requested by Agent, to provide any written agreement from the Loan Parties' lessors, bailees or other third parties in respect of locations which individually have Collateral valued in excess of the Threshold Amount (excluding Property in transit and Property residing at locations for less than thirty (30) days, in each case, in the ordinary course of the Loan Parties' business);
(G)          an executed perfection certificate from the Loan Parties in form and substance reasonably satisfactory to the Agent;
(H)          proof of insurance with an indication of lender loss payee and additional insured endorsements in favor of the Agent with respect to all of the coverages required under Section 6.07, and if requested by the Agent, a copy of all such insurance policies; and
(I)          any similar items related to any portion of the Collateral governed by a foreign jurisdiction.
(ii)          Priority of Liens.  The Agent shall have received satisfactory evidence that (A) the Agent, on behalf of the Lenders, holds a perfected Lien on all Collateral (subject to clause (B)) and (B) none of the Collateral is subject to any other Liens other than Permitted Liens or Liens to be terminated pursuant to Section 4.01(c).
(d)          Miscellaneous.
(i)          Governmental and Third Party Approvals.  The Borrower and the other Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (as determined in the reasonable discretion of the Agent) in connection with the transactions contemplated by this Agreement.
(ii)          No Injunction, Etc.  No litigation, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Transaction Documents or the consummation of the transactions contemplated thereby, which, in the Agent's reasonable discretion, would have a Material Adverse Effect on the transactions contemplated by this Agreement and the other Loan Documents.

(iii)          Due diligence.  The Agent shall have completed its business and legal due diligence on the Borrower and the other Loan Parties, which shall be in form and scope satisfactory to the Agent.
(iv)          Funds Flow.  The Agent shall have received funds flow memorandum executed by an authorized officer of the Borrower, in form and substance reasonably satisfactory to the Agent, requesting the Lenders to distribute the proceeds of the Loans in accordance with the instructions set forth therein.
(v)          Indebtedness.  The Agent shall have received payoff and lien release letters in form and substance satisfactory to Agent from each Person whose Indebtedness is being satisfied on the Closing Date with the proceeds of the Loans.  All existing Indebtedness of the Loan Parties has been (or concurrently with the initial borrowing will be) paid in full except to the extent permitted under this Agreement.
(vi)          Other Documents.  All opinions, certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Transaction Documents, shall be reasonably satisfactory in form and substance to the Agent.  The Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Transaction Documents.
(e)          Working Capital Documents.  The Agent shall have received executed copies of all Working Capital Documents in place as of the Closing Date, certified by Borrower to be true and correct as of the Closing Date.
(f)          Representations and Warranties.  The representations and warranties of the Loan Parties contained in Article V and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Loan Parties contained in Article V and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(g)          No Defaults or Events of Default.  No Default or Event of Default shall exist, or would result from the entering into the Loan Documents and the other Transaction Documents.
ARTICLE V.

 REPRESENTATIONS AND WARRANTIES
The Loan Parties represent and warrant to the Lenders and the Agent that, immediately after the giving effect to the transactions contemplated herein and the other Transaction Documents, with respect to the Loan Parties and their Subsidiaries:
5.01          Existence; Qualification and Power; Compliance with Laws.
Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02          Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:  (a) contravene the terms of any of such Loan Party's Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the Properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law in any material respect.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.03          Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained or made and are in full force and effect, (ii) filings to perfect the Liens created by the Loan Documents and (iii) approvals, consents, exemptions, authorizations, actions, notices and filings the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect.  The parties hereto acknowledge and agree that the Loans being provided under this Agreement constitute a replacement for the loan facility previously provided by Wells Fargo Bank, National Association and, accordingly, written consents of Hoya ID Fund A, LLC and the board of Telos ID are not being obtained in connection with the Borrower's pledge of its Equity Interests in Telos ID.
5.04          Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as limited by Debtor Relief Laws and general principles of equity.
5.05          Financial Statements; No Material Adverse Effect.
(a)          The Financial Statements referred to in Section 4.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries taken as a whole, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments for all unaudited financial statements.

(b)          Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(c)          The consolidated balance sheets of the Borrower and its Subsidiaries as at and the related consolidated statements of income of the Borrower and its Subsidiaries for the eleven (11) months ended November 30, 2016, certified by the chief financial officer (or other Responsible Officer agreed to by the Lenders) of the Borrower, copies of which have been furnished to the Agent, fairly present (subject to normal year-end audit adjustments and absence of footnotes), in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.
5.06          Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their Properties or revenues that purport to affect or pertain to the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07          No Default.
None of the Loan Parties or any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08          Ownership of Property; Liens.
Each of the Loan Parties and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.
5.09          Environmental Compliance.
(a)          Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and Properties owned, leased or operated by any of the Loan Parties do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.
(b)          Except where such violation could not reasonably be expected to have a Material Adverse Effect, (i) the Properties and (ii) all operations of the Loan Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws and, to the knowledge of the Loan Parties, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Loan Parties (the "Business").

(c)          None of the Loan Parties has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business that could reasonably be expected to have a Material Adverse Effect, nor does any Loan Party have knowledge of any such threatened notice.
(d)          To the knowledge of the Loan Parties, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to material liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Law.
(e)          No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any of the Loan Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f)          To the knowledge of the Loan Parties, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Loan Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that, individually or in the aggregate, could give rise to any material liability under Environmental Laws.
5.10          Insurance.
The Properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where a Loan Party or its Subsidiaries operates.
5.11          Taxes.
The Loan Parties and their Subsidiaries have filed all federal, material state and other material tax returns and reports required to be filed, and have paid all federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither a Loan Party nor any Subsidiary thereof is party to any tax sharing agreement or similar Contractual Obligation.
5.12          ERISA Compliance.
(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)          There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
5.13          Subsidiaries; Equity Interests.
As of the Closing Date, the Borrower has no Subsidiaries or Affiliates other than those specifically disclosed in Part (a) of Schedule 5.13 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Permitted Liens).  As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  As of the Closing Date, all of the outstanding Equity Interests of the Borrower have been validly issued and are fully paid and nonassessable and are owned by the Persons in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens (other than Permitted Liens).
Except as set forth part (c) of Schedule 5.13, as of the Closing Date, (a) no Loan Party has issued any of its Equity Interests and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional Equity Interests in a Loan Party, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights, (b) none of the Loan Parties is a party to any "phantom stock", employee stock option plan, other equity‑based incentive plan or similar agreement, (c) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Loan Parties pursuant to any requirement of Law or Contractual Obligation applicable to the Loan Parties, (d) no Loan Party has any redemption obligations with respect to its Equity Security, (e) other than the Borrower's 1992 Articles of Amendment and Restatement and, with respect to any Loan Party that is a limited liability company or limited partnership, any operating agreement, a limited liability company agreement or limited partnership agreement, to the Borrower's knowledge, there are no agreements among a Loan Party's equity holders with respect to such Loan Party or any Equity Securities of such Loan Party and (f) no registration rights under the Securities Act have been granted by the Loan Parties with respect to its equity securities or interests.

5.14          Margin Regulations; Investment Company Act.
(a)          The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)          None of the Loan Parties, any Person Controlling (as defined in the definition of "Affiliate") the Loan Parties, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
5.15          Disclosure.
No written report, financial statement, certificate, schedule or other written information furnished by or on behalf of any Loan Party to the Agent or any initial Lender pursuant to this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when all such information is taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Loan Parties represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16          Compliance with Laws.
Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws applicable to it and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Subject to the accuracy of the representations and warranties provided by the applicable Lenders and Agent to the Borrower, the offer and sale of the Warrants is not required to be registered pursuant to the provisions of Section 5 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state.  All prior offerings and sales of securities of the Borrower were and continue to be in compliance in all material respects with all applicable federal and state securities laws.
5.17          Intellectual Property; Licenses, Etc.
Each of the Loan Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 5.17 is a list of all material Intellectual Property owned by each of the Loan Parties and its Subsidiaries or that the Loan Parties or any of its Subsidiaries has the right to use.  Except as disclosed in Schedule 5.17 hereto, (a) one or more of the Loan Parties has the right to use the Intellectual Property disclosed in Schedule 5.17 hereto in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Loan Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Loan Parties in respect of such Intellectual Property that could materially impair the Agent's ability to foreclose upon and realize upon any material portion of the Collateral, taken as a whole. None of the Loan Parties is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such

Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Responsible Officer of any of the Loan Parties or any of its Subsidiaries know of any such claim; and, to the knowledge of each Loan Party or any of their Subsidiaries, the use of such Intellectual Property by such Loan Party or any of its Subsidiaries does not infringe to any material extent on the rights of any Person. Schedule 5.17 may be updated from time to time by the Loan Parties to include new Intellectual Property acquired after the Closing Date by giving written notice thereof to the Agent.
5.18          Solvency.
The (i) Borrower is and (ii) the Borrower and its Subsidiaries taken as a whole are, and, with respect to each of clauses (i) and (ii), after consummation of the transactions contemplated by this Agreement and the other Transaction Documents will be, Solvent.
5.19          Business Locations.
Set forth on Schedule 5.19 is a list of all real Property that is owned or leased by the Loan Parties as of the Closing Date.  Set forth on Schedule 5.19 is a list of all locations where any tangible personal Property of a Loan Party with a value in excess of the Threshold Amount is located as of the Closing Date (excluding Property in transit and Property residing at locations for less than thirty (30) days, in each case, in the ordinary course of the Loan Parties' business).  Set forth on Schedule 5.19 is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Loan Party as of the Closing Date.
5.20          Material Agreements.
A complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries as of the Closing Date is set forth on Schedule 5.20.  Each such Material Contract is, and after giving effect to the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof (except as disclosed on Schedule 5.20), none of the Loan Parties is in material breach thereof or default thereunder and, as of the Closing Date, none of the Loan Parties has delivered to any of the other parties thereto a notice of material breach or default thereunder.
5.21          Transactions with Affiliates.
As of the Closing Date there are no material Contractual Obligations of a Loan Party to any of the Affiliates or other Related Parties of a Loan Party that could reasonably be expected to violate the provisions of Section 7.08.
5.22          Use of Proceeds.
(a)          General.  The proceeds of the Loans shall be used solely for Permitted Uses.  On the Closing Date, the proceeds of the Loans shall be applied to Permitted Uses consisting of paying costs, fees and expenses related to the Transactions.  On or within thirty (30) days after the Closing Date (unless the Agent has agreed in writing otherwise), the proceeds of the Loans shall be applied to Permitted Uses consisting of (i) the payment in full of all outstanding Porter Subordinated Debt and (ii) the purchase (and concurrent cancellation) or redemption of the portion of the Senior Preferred Stock not held by John R. C. Porter or his Affiliates in an aggregate amount of approximately $360,000.  The remaining proceeds of the Loans may be applied at any time to the Permitted Uses consisting of growth capital and other general corporate purposes of the Borrower and its Subsidiaries.

(b)          Regulations U and X.  No portion of the proceeds of any such advances shall be used by the Borrower or any Loan Party for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.
5.23          Anti-Terrorism Laws; Anti-Corruption Laws
(a)          None of the Loan Parties and, to the knowledge of the Loan Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Loan Party nor, to the knowledge of any Loan Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
(b)          Each Loan Party represents and warrants that (i) no Loan Party is a Sanctioned Person and (ii) with respect to non-Loan Parties, no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; provided that the foregoing representation and warranty in clause (ii) is made to the knowledge of such Loan Party.
(c)          To the extent applicable, no part of the proceeds of any Loan will be used by any Loan Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower or any other Loan Party.
5.24          Government Contracts
Except as set forth on Schedule 5.24:

(a)          With respect to each Government Contract or Government Bid to which any Loan Party is a party:

(i)          such Loan Party has complied with all terms and conditions of such Government Contract or Government Bid, including all clauses, provisions, regulations, flow-downs, and requirements incorporated expressly, by reference or by operation of law therein, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect or constitute or, with the passage of time, result in a material breach of such Government Contract or Government Bid;
(ii)          all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were, to the knowledge of the Loan Parties, complete and correct in all material respects as of their effective date;
(iii)          no Governmental Authority nor any prime contractor, subcontractor or other Person has notified any Loan Party in writing (which notification is currently in effect), that such Loan Party has (I) breached any terms or provisions of, or defaulted on, such Government Contract or Government Bid or (II) breached or violated any law, regulation, certification, representation, clause, flow-down or requirement pertaining to such Government Contract or Government Bid;
(iv)          no cure notice or show cause notice is currently in effect pertaining to such Government Contract, and such Government Contract was not terminated for default or convenience;
(v)          no material cost incurred by any Loan Party pertaining to such Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority, and no material amount due to any Loan Party pertaining to such Government Contract or Government Bid has been withheld or set-off nor has any claim been made to withhold or set-off money.
(b)          With respect to Government Contracts and Government Bids and with respect to any other contracts between a Loan Party and any Governmental Authority or subcontracts (at any tier) in connection with a contract between another Person and a Governmental Authority for which the Loan Party has performed or is performing work, or any other offers or proposals by a Loan Party to sell goods to or perform services for any Governmental Authority:
(i)          no Loan Party, nor to any Loan Party's knowledge, any of the Loan Party's employees (while so employed) is or has been under administrative, civil or criminal investigation or audit (other than routine inquiries, audits and reconciliations) by any Governmental Authority, or is the subject of any internal audit by such Loan Party, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any contract or bid;
(ii)          no Loan Party has conducted or initiated any material internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a contract or bid and no Loan Party is currently subject to any administrative agreement relating to a contract or bid;
(iii)          no Loan Party nor, to any Loan Party's knowledge, any of such Loan Party's employees (while so employed) has been suspended or debarred from doing business with any Governmental Authority, to such Loan Party's knowledge has been proposed for suspension or debarment from doing business with any Governmental Authority, or has been the subject of a finding of non-responsibility with respect to any bid or proposal made to any Governmental Authority; and, to the knowledge of the Loan Parties, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility on the part of any Loan Party or any of such Loan Party's employees;
(iv)          no Loan Party, nor to such Loan Party's knowledge, any of such Loan Party's employees (while so employed) has received notice of a breach, default or condition, which with the passage of time would constitute a breach or default, of any contract with a Governmental Authority or subcontract (at any tier) in connection with a contract between another entity and a Governmental Authority;
(v)          no Loan Party has had a contract with a Governmental Authority or subcontract (at any tier) in connection with a contract between another entity and a Governmental Authority cancelled or terminated, for cause;
(vi)          no Loan Party has been denied pre-qualification for a contract with a Governmental Authority or subcontract (at any tier) in connection with a contract between another entity and a Governmental Authority; and
(vii)          no Loan Party, nor to such Loan Party's knowledge, any of such Loan Party's employees (while so employed) has been named as a defendant in any proceeding brought under the False Claims Act.
(c)          To the knowledge of the Loan Parties, there exist: (i) no outstanding material claims against any Loan Party either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between any Loan Party and any Governmental Authority under the Contract Disputes Act, or other similar state or federal law, between any Loan Party and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.
(d)          No Loan Party has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contract, or any account receivable relating thereto, except (i) in connection with a Working Capital Facility or Alternate Senior Credit Facility and (ii) as to escrow arrangements made by a Loan Party in the ordinary course of business with a vendor of computer hardware and equipment to provide for the allocations of payments under a Government Contract to amounts owing with respect to computer such hardware and equipment.
No Loan Party, nor to such Loan Party's knowledge, any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of any Loan Party has, in the course of its actions for, or on behalf of, such Loan Party: (i) used or authorized the use of any corporate funds for any unlawful contribution, payment, gift, or other unlawful benefit relating to commercial or political activity; (ii) offered, made or authorized any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee (whether full time or contract); (iii) offered, made or authorized any unlawful bribe, rebate, payoff, influence payment, inducement, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract); or (iv) procured a contract or subcontract (at any tier) through fraud or collusion.

5.25          Export Controls
(a)          Each Loan Party conducts, and has at all times during the past three years conducted, its export and re-export transactions in all material respects in substantial accordance with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations and all regulations promulgated and administered by the Treasury Department's Office of Foreign Assets Control (collectively "U.S. Export Controls").
(b)          No Loan Party has received any written notification or communication (or, to the knowledge of the Borrower, any oral notification or communication) from any Governmental Authority asserting that any Loan Party is not in compliance, in any material respect, with any U.S. Export Controls.
(c)          Each Loan Party has or has applied for all permits from Governmental Authorities which are required under U.S. Export Controls in order for such Loan Party to conduct its business as presently conducted and which, if not possessed, would be material to the operations of the Loan Parties, considered together.  To the Loan Parties' knowledge, (i) all such issued permits are valid and in full force and effect and (ii) there is no formal proceeding pending by a, nor has any Loan Party received a written notice from any, Governmental Authority seeking or threatening to, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit.
(d)          No Loan Party has in any material respect disclosed, disseminated or released to a foreign national in the United States technology or technical data in a manner that required such Loan Party to obtain a license for deemed export from the United States without obtaining such license.
(e)          There have been no voluntary self-disclosures made by any Loan Party to the U.S. Department of State's Directorate of Defense Trade Controls, the U.S. Department of Commerce's Bureau of Industry and Security, the U.S. Department of Treasury's Office of Foreign Assets Control, or other Governmental Authority with respect to any material exports, imports or other transactions by any Loan Party.
(f)          To the knowledge of the Loan Parties, no Loan Party has participated directly or indirectly in any export, import or other transactions with a Person denied U.S. export privileges or otherwise debarred from exporting or receiving exported products, software, technology or services by the United States Government, except as authorized by applicable Law or Permit.
ARTICLE VI.

 AFFIRMATIVE COVENANTS
Until the Loans and other accrued Obligations are Fully Satisfied, the Loan Parties shall, and shall cause each of its Subsidiaries to:
6.01          Financial Statements.
Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:
(a)          Annual Audited Financial Statements.  Commencing with the Borrower's fiscal year ending December 31, 2016, as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity (including retained earnings) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)          Quarterly Financial Statements.  Commencing with the Borrower's fiscal quarter ending March 31, 2017, as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, a copy of the unaudited interim financial statements of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and related statements of income (including retained earnings) and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer (or, if none, another Responsible Officer reasonably acceptable to the Agent) of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to normal year‑end audit adjustments and absence of footnotes) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein, accompanied by a management report in form and detail reasonably acceptable to the Agent summarizing material or noteworthy changes in the financial performance and operations for such period; and
(c)          Monthly Financial Statements.  Commencing with the calendar month ending January 31, 2016, as soon as available, and in any event within thirty (30) days after the end of each calendar month (other than March, June, September or December), a copy of the unaudited interim financial statements of the Borrower and its Subsidiaries as of the end of such calendar month and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and related statements of income and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer (or, if none, another Responsible Officer reasonably acceptable to the Agent) of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to normal year‑end audit adjustments and absence of footnotes) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein.
Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) may be delivered electronically; provided that the Loan Parties shall deliver paper copies of such documents to the Agent upon request.
6.02          Certificates; Other Information.
Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:
(a)          concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer (or, if none, another Responsible Officer reasonably acceptable to the Agent) of the Borrower, which shall attach (if applicable), and certify as to, (i) a calculation, in reasonable detail with reasonably supporting documentation and explanation, of the financial covenants set forth in Section 7.15; and (ii) any material changes in Intellectual Property (specifically including a list of any new registered Intellectual Property) since the prior fiscal quarter and the continued accuracy and completeness of all material Intellectual Property as required by Section 6.16(c)(ii).
(b)          promptly after any request by the Agent (or any Lender, through the Agent) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or board of managers (or the audit committee of any such board) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;
(c)          as soon as available and in any event no less than 90 calendar days after the beginning of each fiscal year, an annual operating budget for the Borrower and its Subsidiaries on a consolidated basis, approved by the boards of directors of the Borrower; and
(d)          promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request.
6.03          Notices.
Promptly notify the Agent of any of the following known to any Responsible Officer:
(a)          of the occurrence of any Event of Default;
(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)          of the occurrence of any ERISA Event;
(d)          of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;
(e)          of matters as and when required by Section 6.07(b), 6.12, 6.13(b), 6.16 or 6.18; and
(f)          of the determination by the registered public accounting firm providing the opinion required under Section 6.01(a) (in connection with its preparation of such opinion) or a Loan Party's determination at any time of the occurrence or existence of any material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls the Borrower or any of its Subsidiaries over financial reporting, in each case as described in the Securities Laws and only to the extent applicable to any Loan Party.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party or Subsidiary has taken and proposes to take with respect thereto, if any.  Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document known to have been breached, if any.

6.04          Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower or such Subsidiary, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property except for Permitted Liens and except (in the case of clauses (a) or (b)) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.05          Preservation of Existence; Conduct of Business Etc.
(a)          Preserve, renew and maintain in full force and effect its legal existence and, with respect to any Loan Party that is a Subsidiary, good standing under the Laws of the jurisdiction of its organization and, except as could not reasonably be expected to have a Material Adverse Effect, qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except in a transaction permitted by Section 7.04 and Section 7.05;
(b)          Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in Borrower's good faith business judgment to conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(c)          Preserve or renew all of its registered patents, trademarks, trade names and service marks, necessary in Borrower's good faith business judgment to conduct of its business, the non‑preservation or non‑reissue of which could reasonably be expected to have a Material Adverse Effect; and
(d)          Obtain and maintain in full force and effect all governmental approvals and other consents and approvals required at any time in connection with the businesses of the Borrower and its Subsidiaries if the failure to so obtain and maintain could reasonably be expected to have a Material Adverse Effect.
6.06          Maintenance of Properties.
(a)          Maintain, preserve and protect all of its material Properties and equipment necessary in Borrower's good faith business judgment to conduct of its business in good working order and condition, ordinary wear and tear excepted; and
(b)          Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07          Maintenance of Insurance.
(a)          Maintain in full force and effect insurance (including worker's compensation insurance, liability insurance and casualty insurance) with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where a Loan Party or the applicable Subsidiary operates, naming the Agent as lender loss payee with respect to any Collateral and additional insured, as applicable, with respect to any such insurance and the Loan Parties shall use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days (or ten (10) days in the case of a failure to pay premiums) prior written notice before any such policy or policies shall be canceled and that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If any Loan Party fails to provide and pay for such insurance, the Agent may, after notice, at the Loan Parties' expense, procure the same, but shall not be required to do so.

(b)          In the event that a Loan Party or one of its Subsidiaries receives Net Cash Proceeds in excess of the Threshold Amount (from insurance payments, governmental reimbursement or otherwise) on account of an Involuntary Disposition, the Loan Parties shall either (i) apply such proceeds to the purchase price of replacement property or other property used by the Loan Parties or their Subsidiaries in their business within 180 days of such Involuntary Disposition (and, if such replacement or other property is not obtained within such 180-day period, the Borrower will promptly notify Agent and apply such proceeds in accordance with Section 3.03(b)) or (ii) elect by written notice delivered to the Agent to apply such proceeds in accordance with Section 3.03(b).  All insurance proceeds of Collateral shall be subject to the security interest of the Agent (for the ratable benefit of the Lenders) under the Collateral Documents.
6.08          Compliance with Laws.
Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09          Books and Records.
(a)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower, together with its Subsidiaries; and
(b)          Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10          Inspection Rights; Field Audit.
(a)          If allowed under applicable Law (and in accordance with the same), permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its Properties, to examine (subject to attorney-client privilege and restrictions relating to classified information and activities), its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, Responsible Officers and other officers so authorized by them, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and upon reasonable notice and as often as may be reasonably desired; provided, however, that unless an Event of Default has occurred and is continuing at the time such inspection commences, the Borrower shall not be required to pay expenses relating to more than one inspection in any twelve-month period; provided, further, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
(b)          In addition, the Loan Parties will, if permitted under applicable Law (and in accordance with the same) and if reasonably requested by the Agent, permit, and will cause each Subsidiary to permit, representatives of the Agent and the Required Lenders to conduct an annual field audit of the Borrower's and its Subsidiaries' accounts, receivables (except as the same may be serving as collateral under any Working Capital Facility or Alternate Senior Credit Facility) and (subject to attorney-client privilege and restrictions relating to classified information and activities) corporate books and records, which may include a review of customer contracts at the reasonable expense of the Borrower and at a reasonable time and upon reasonable notice.
6.11          Use of Proceeds.
Use the proceeds of the Loans solely for Permitted Uses at the times set forth in Section 5.22.
6.12          Additional Guarantors.
At least 10 days prior (to the extent practicable, but in any event concurrently with any notice provided under a Working Capital Facility or Alternate Senior Credit Facility) to any Person becoming a Domestic Subsidiary of a Loan Party, notify the Agent in writing of such event, and, within 30 days of such Person becoming a Domestic Subsidiary (and in any event concurrently with any such action under a Working Capital Facility or Alternate Senior Credit Facility), cause such Person to (a) become a Guarantor by executing and delivering to the Agent a joinder agreement with respect to this Agreement and the Security and Pledge Agreement, and/or such other documents as the Agent shall reasonably deem appropriate for such purpose, and (b) deliver to the Agent documents of the types referred to in Section 4.01(c) and clause (iii) of Section 4.01(a), as well as favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all of the foregoing in form, content and scope reasonably satisfactory to the Agent; provided that such Domestic Subsidiary shall not be required to become a Guarantor to the extent that (x) any such action (or the Lien or guarantee resulting therefrom) would be prohibited by applicable Law or would result in material adverse tax consequences to the Loan Parties and its Subsidiaries or (y) the Agent and the Loan Parties reasonably determine that the cost of taking such action are excessive in relation to the value of the security afforded thereby, contemporaneously with any such Person becoming a Domestic Subsidiary, in each case so long as such Domestic Subsidiary is also not be required to become a Guarantor under a Working Capital Facility or Alternate Senior Credit Facility.
6.13          Environmental Matters.
(a)          Establishment of Procedures.  The Loan Parties will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all property of the Loan Parties and their Subsidiaries and the operations conducted thereon and other activities of the Loan Parties and their Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or hazardous substances are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any Property owned by a Loan Party in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
(b)          Notice of Action.  The Loan Parties will promptly notify the Agent in writing of any material threatened action, investigation or inquiry by any Governmental Authority of which the Loan Parties have knowledge in connection with any Environmental Laws, excluding action in respect of permit applications in the ordinary course of business and routine testing and corrective action.
6.14          Further Assurances.
Upon the reasonable request of the Agent or the Required Lenders, the Loan Parties will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Obligations and the execution and delivery of the Loan Documents.  The Loan Parties at their expense will and will cause each Subsidiary to promptly execute and deliver to the Agent or the Required Lenders upon reasonable request all such other documents, agreements and instruments to comply with the covenants and agreements of the Loan Parties or any Subsidiary, as the case may be, in the Loan Documents, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or reasonably appropriate in connection therewith.
6.15          Pledged Assets.
(a)          Equity Interests.  Except to the extent that (x) any such action (or the Lien resulting therefrom) would be prohibited by Applicable Law or would result in material adverse tax consequences to the Borrower and its Subsidiaries or (y) the Agent and the Loan Parties reasonably determine that the cost of taking such action are excessive in relation to the value of the security afforded thereby, cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each direct Domestic Subsidiary held by a Loan Party and (ii) sixty-five percent (65%) of the issued and outstanding Equity Interests of each direct Foreign Subsidiary of a Loan Party to be subject at all times to a perfected Lien (subject only to Permitted Liens) in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request (it being understood and agreed that, with respect to any such Property acquired subsequent to the Closing Date, such requirement shall commence only after the Loan Parties have had a reasonable time to execute the necessary documents and take the other necessary actions to provide such a perfected Lien, so long as (1) it was not reasonably practicable to provide such a perfected Lien on the date such Property was acquired and (2) the Loan Parties are acting diligently to provide such a perfected Lien).
(b)          Other Assets.  Except to the extent that (x) any such action (or the Lien resulting therefrom) would be prohibited by applicable Law or would result in material adverse tax consequences to the Borrower and its Subsidiaries, (y) the Agent and the Loan Parties reasonably determine that the cost of taking such action are excessive in relation to the value of the security afforded thereby or (z) the respective property is expressly excluded from the grant of security interests under the terms of the Collateral Documents, (i) cause all of each Loan Party's owned, if any, and leased real and personal Property to be subject at all times to perfected and, in the case of owned real Property, if any, title insured Liens (subject only to Permitted Liens) in favor of the Agent, for the ratable benefit of each Lender, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens (it being understood and agreed that, with respect to any such Property acquired subsequent to the Closing Date, such requirement shall commence only after the Loan Parties have had a reasonable time to execute the necessary documents and take the other necessary actions to provide such a perfected Lien, so long as (1) it was not reasonably practicable to provide such a perfected Lien on the date such Property was acquired and (2) the Loan Parties are acting diligently to provide such a perfected Lien) and (ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC‑1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent's Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(c), all in form, content and scope reasonably satisfactory to the Agent.  Notwithstanding anything to the contrary set forth in this Section 6.16, the obligations of the Loan Parties under this Section 6.16(b) with respect to leased Property shall be limited solely to material leases (as reasonably determined by the Agent) and to using commercially reasonable efforts, and any refusal by the lessor or landlord to cooperate with any action sought to be taken under this Section 6.16(b) shall not by itself constitute a Default or an Event of Default.
(c)          Documentation and Perfection.  Each Loan Party agrees that all such security interests described above shall be granted pursuant to documentation, together with opinions of counsel and filings and deliveries in connection therewith, reasonably satisfactory to the Agent and shall constitute valid and enforceable perfected (to the extent applicable in the jurisdiction of organization or formation such Loan Party) security interests subject to no other Liens other than Permitted Liens.
6.16          Covenants Regarding Patents, Trademarks and Copyrights.
(a)          The Borrower shall notify the Agent promptly if it knows that any application, letters patent or registration relating to any material Patent, Patent License, Trademark or Trademark License of the Borrower or any of its Subsidiaries may become abandoned, or of any material and adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding the Borrower's or any of its Subsidiary's ownership of any material, in the Borrower's good faith business judgment, Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License.
(b)          The Borrower shall notify the Agent promptly after it knows of any material and adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material, in the Borrower's good faith business judgment, Copyright or Copyright License of the Borrower or any of its Subsidiaries that is material to the business of the Borrower and its Subsidiaries, whether (i) such Copyright or Copyright License is likely to become invalid or unenforceable prior to its expiration or termination, or

(ii) the Borrower's or any of its Subsidiaries' ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become materially and adversely affected.
(c)          (ii)          Upon knowledge thereof by a Responsible Officer of any Loan Party, the Borrower shall promptly notify the Agent of any material, in the Borrower's good faith business judgment, filing by the Borrower or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such filing), of any application for registration of any Intellectual Property with the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof.
(ii)          Concurrently, with the delivery of quarterly and annual financial statements pursuant to Section 6.01 hereof, the Borrower shall provide the Agent and its counsel a complete and correct list of all material Intellectual Property owned by or licensed to the Borrower or any of its Subsidiaries that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.
(iii)          Upon request of the Agent, each Loan Party shall execute and deliver any and all agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Agent's security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii), including, without limitation, the goodwill of the Borrower or its Subsidiaries, relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Agent may reasonably request).
(d)          Unless such Person believes, exercising good faith business judgment, it is not necessary for the conduct of its business and that no Material Adverse Effect would occur, the Borrower and its Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each material item of Intellectual Property of the Borrower and its Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.
(e)          In the event that any a Responsible Officer of any Loan Party becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, it shall notify the Agent promptly after it learns thereof and shall take such other actions as the Borrower and its Subsidiaries shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
6.17          Board Information Rights.
For so long as the Agent or one of its Affiliates holds any portion of the Loans or the Warrants, the Borrower shall deliver to Enlightenment any materials delivered to its board of directors (or managers, as applicable), including a draft, if any, of any resolutions or actions proposed to be adopted by written consent (other than materials that may be subject to attorney client privilege, concern negotiations with the Lenders, relate to matters considered solely in an executive session, or are subject to restrictions under foreign ownership, control and influence regulations).

6.18          Government Contracts.
(a)          Without limiting the obligations under Section 6.03, except if prohibited by applicable Law, the Loan Parties shall promptly deliver to Agent and Lenders hereunder any notice received by any Loan Party from any Governmental Authority which relates or refers in any way to: (i) suspension of any Loan Party from bidding on contracts or subcontracts (at any tier) with any Governmental Authority, (ii) debarment of any Loan Party from bidding on contracts or subcontracts (at any tier) with any material Governmental Authority, (iii) cancellation or termination, for cause, of any material Government Contract, or (iv) notice of a material breach of, or material default under, any material Government Contract.
(b)          The Borrower shall take all reasonable actions to maintain and cause each of its respective Subsidiaries to maintain any and all Government Permits that, in the Borrower's good faith business judgment to conduct its business, may be required to qualify to bid to perform and perform contracts with any Governmental Authority or any other Material Contracts.

ARTICLE VII.

 NEGATIVE AND FINANCIAL COVENANTS
Until the Loans  and other accrued Obligations are Fully Satisfied, the Loan Parties shall not, and shall not permit any of their Subsidiaries to directly or indirectly:
7.01          Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the "Permitted Liens"):
(a)          Liens securing the Obligations;
(b)          Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(a);
(c)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)          carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)          pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)          easements, rights‑of‑way, reservations, covenants, conditions, restrictions, defects and irregularities in title to any real property and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)          Liens securing writs of attachment or similar instructions or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i)          Liens securing Indebtedness permitted under Section 7.03(d) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(a);
(j)          Liens incurred by any Loan Party or Subsidiary thereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;
(k)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(l)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(n)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(o)          non-exclusive outbound licenses of Patents, Copyrights, Trademarks and other Intellectual Property rights granted by any Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Loan Party;
(p)          Liens on assets acquired, or on assets of a Person that is acquired, provided that such Liens (i) were existing at the time of such acquisition, (ii) do not extend to property not subject to such Liens at the time of such acquisition (other than improvements thereon), (iii) are not created in anticipation or contemplation of such acquisition, and (iv) secure Indebtedness permitted pursuant to Section 7.03(g);
(q)          customary rights of setoff, or statutory bankers' liens, upon deposits of cash in favor of banks or other depository institutions;

(r)          Liens incurred by Telos ID in the ordinary course of business in connection with a bid on, or performance under, any Government Contract; and
(s)          so long as such Liens are subject to an applicable Intercreditor Agreement and except as provided otherwise in such Intercreditor Agreement, Liens granted to secure a Working Capital Facility or an Alternate Senior Credit Facility; provided that in the case of a Working Capital Facility, either (i) the Liens securing such Working Capital Facility shall be limited solely to Liens on Working Capital Assets or (ii) all Liens on non-Working Capital Assets shall be contractually subordinated to the Liens on such non-Working Capital Assets granted to secure the Obligations under the Loan Documents pursuant to the applicable Intercreditor Agreement.
7.02          Investments.
Without the prior written consent of the Required Lenders in each instance, make any Investments, except:
(a)          Investments held by any Loan Party or a Subsidiary thereof in the form of cash or Cash Equivalents (and on which the Agent has a Lien to the extent required under the Loan Documents);
(b)          (i) Investments of any Loan Party (A) in a Subsidiary that is already a Loan Party or that becomes a Loan Party in connection with the Investment, (B) in Telos ID, (1) in the form of loans and advances to Telos ID for use in the ordinary course of its business (provided that if in any fiscal quarter the outstanding amount of such loans and advances exceed $2,000,000 (i.e., the outstanding amount of Investments in Telos ID for the fiscal year), the Borrower shall notify the Agent thereof no later than ten (10) Business Days after the last day of such fiscal quarter), and (2) in an aggregate amount not to exceed $2,000,000 per fiscal year for other purposes, and (C) upon resolution of the related pending dispute with the United States Government, in IIA Joint Venture or such other joint ventures as are entered into in the ordinary course of business with respect to performance on or under Government Contracts in an aggregate amount not to exceed $100,000, and (ii) other Investments of any Loan Party in any other Loan Party;
(c)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and Investments in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business and consistent with past practice;
(d)          Guarantees permitted by Section 7.03;
(e)          accounts receivable arising and trade credit granted in the ordinary course of business;
(f)          Investments in Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(g)          deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of any Loan Party or Subsidiary thereof;

(h)          Investments of any Person that becomes a Subsidiary on or after the date hereof; provided, that (i) such Investments exist at the time such Person is acquired and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary; and
(i)          Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(j)          deposits made to secure the performances of leases, licenses or contracts in the ordinary course of business and other deposits made to the extent constituting Liens permitted under Section 7.01;
(k)          so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower would be in compliance with the Financial Covenants on a pro forma basis (after giving effect to such Acquisition) as of the end of the most recent quarter for which financial statements and a Compliance Certificate have been delivered to the Agent pursuant to Sections 6.01(b) and 6.02(a) and (iii) the Loan Parties comply with the applicable provisions of Section 6.12 and 6.15, Acquisitions where the cash consideration paid by the Loan Parties and their Subsidiaries (including earnouts and other deferred purchase price components) does not exceed $2,000,000 per fiscal year; provided that the Borrower agrees to provide the Agent with reasonable prior written notice of each such Acquisition and to provide promptly such documentation and information related thereto as the Agent may reasonably request;
(l)          Investments by Telos ID in the ordinary course of business in connection with a bid on, or performance under, any Government Contract; and
(m)          bank deposits in the ordinary course of business.
7.03          Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)          Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(b)          Guarantees of the Loan Parties in respect of Indebtedness of other Loan Parties otherwise permitted hereunder;
(c)          obligations (contingent or otherwise) of the Loan Parties or any Subsidiary existing or arising under any Swap Contract, including all such Swap Contracts on Schedule 7.03, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(d)          Indebtedness in respect of Capital Leases, Synthetic Lease Obligations, purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and other unsecured Indebtedness; provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000;
(e)          the Indebtedness represented by the Loan Documents;
(f)          Indebtedness with respect to a Working Capital Facility or an Alternate Senior Credit Facility in an aggregate principal amount not to exceed the maximum amount permitted under the applicable Intercreditor Agreement;
(g)          Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by any Loan Party, in each case after the Closing Date; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by any Loan Party (other than by any such person that so becomes a Subsidiary), and (z) the aggregate principal amount thereof for all such Persons not to exceed at any time the Threshold Amount;
(h)          Indebtedness of a Loan Party to any other Loan Party;
(i)          Indebtedness incurred by any Loan Party to the extent of adjustment of purchase price or similar obligations, or guaranty, letter of credit, surety bond or performance bond obligations securing the performance of such Loan Party, in each case pursuant to any agreement entered into in connection with dispositions or acquisitions of any business, assets or Subsidiary of such Loan Party permitted hereunder;
(j)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business or any bankers' acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) or tenant improvement loans;
(k)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(l)          Indebtedness of any Loan Party in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(m)          Guaranties incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Loan Party;
(n)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(o)          Indebtedness owed to employees constituting deferred compensation incurred in the ordinary course of business;
(p)          Indebtedness incurred by Telos ID in the ordinary course of business in connection with a bid on, or performance under, any Government Contract; and
(q)          other unsecured Indebtedness in an aggregate amount not to exceed the Threshold Amount.
7.04          Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)          that any Loan Party may merge with any other Loan Party, provided that if such merger involves (i) the Borrower, the Borrower, is the surviving entity and (ii) a Subsidiary, but not the Borrower, a Subsidiary is the surviving entity;
(b)          that any Loan Party other than the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party, provided that if such Disposition is by a Subsidiary, the receiving Loan Party shall be the Borrower or a Subsidiary; and
(c)          that any Loan Party may take any such action if the Loans and other accrued Obligations are Fully Satisfied substantially simultaneously with such action.

7.05          Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)          Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)          Dispositions of inventory in the ordinary course of business;
(c)          Dispositions for fair market value of equipment, real property or other non-working capital assets with an aggregate value not to exceed the Threshold Amount in any fiscal year to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the consideration paid in connection therewith shall be payable in cash or Cash Equivalents;
(d)          Dispositions of property by Borrower or any Subsidiary of Borrower to any Loan Party or to a wholly‑owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party and the transaction must be permitted under Section 7.02(b);

(e)          Dispositions of property by Telos ID in the ordinary course of business in connection with a bid on, or performance under, any Government Contract;
(f)          Dispositions permitted by Section 7.04;
(g)          sales, transfers, losses or other dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Cash Proceeds of such disposition is made if and to the extent required by Section 3.03(a); provided, that (i) at the time of any disposition (or, if earlier, at the time of entry into a binding commitment with respect to such disposition), no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any fiscal year, the Threshold Amount;
(h)          licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;
(i)          the sale, transfer or other disposition of property or assets as a result of an Involuntary Disposition to the extent the Net Cash Proceeds therefrom are reinvested or used to prepay the Loans in accordance with the terms of Section 3.03(b);
(j)          Dispositions of accounts receivable in the ordinary course of business pursuant to (i) the collection policies of the Loan Parties or (ii) any Working Capital Facilities or Alternate Senior Credit Facility; and
(k)          Involuntary Dispositions.
7.06          Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, including, without limitation, any such payment with respect to the Public Preferred Stock and, except as an provided in clause (b) of the definition of Permitted Uses, the Senior Preferred Stock, or incur any obligation (contingent or otherwise) to do so, except:
(a)          Subject to the terms of the Equity Documents, Restricted Payments solely in the form of Equity Interests; and
(b)          any Subsidiary of the Borrower may make Restricted Payments to (i) the Borrower or another Loan Party and (ii) to any other Person owning Equity Interests in such Subsidiary, so long as such Restricted Payments to such other Person are made ratably according to such Person's respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made.

7.07          Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.
7.08          Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate or other Related Party of a Loan Party, except that a Loan Party or a Subsidiary may (i) in the case of a Loan Party only, enter into transactions with other Loan Parties, (ii) perform its obligations under any employment contract, collective bargaining agreement, related trust agreement or any other similar arrangement or agreement in the ordinary course of business; (iii) establish and maintain compensation and benefit programs or arrangements for officers, directors and employees, including vacation plans, health and life insurance plans, deferred compensation plans, bonus and incentive plans and retirement or savings plans, indemnification arrangements, consulting agreements, and similar plans or arrangements, in each case, in the ordinary course of business; (iv) provide funding for joint ventures in the performance of Government Contracts in the ordinary course of business; and (v) subject to the payment restrictions set forth in Section 7.06 and any other applicable provision of this Agreement (including without limitation the last sentence of Section 7.02), enter into (or continue performance under) (a) the transactions identified on Schedule 7.08, provided that any such transactions shall not be modified in any manner materially adverse to the Loan Parties, their Subsidiaries or the Lenders without the prior written consent of the Agent, unless such modification meets the requirements of clause (b) or (c) immediately following, (b) other transactions on fair and reasonable terms substantially as favorable (or more favorable) to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, and (c) transactions expressly permitted by this Agreement.
7.09          Burdensome Agreements.
Enter into any Contractual Obligation that limits the ability (i) of any Subsidiary to make payments to the Borrower or to otherwise transfer property to the Borrower or any of its Subsidiaries, (ii) of any Subsidiary of the Borrower to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that (x) clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, and (y) the foregoing clauses (i) through (iii) shall not apply to Contractual Obligations (A) in connection with any document or instrument governing Liens permitted pursuant to Section 7.01(i) provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, (B) pursuant to the Loan Documents, (C) customary restrictions on assignments of leases and contracts, and (D) with respect to specific property to be sold pursuant to an executed agreement with respect to a permitted Disposition.
7.10          Use of Proceeds.
Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or (b) in violation of Section 7.22.

7.11          ERISA Compliance.
The Loan Parties will not, and will not permit any Subsidiary to, engage in any transaction, activity or occurrence with which the Loan Parties or any Subsidiary could be subject to claims, actions or lawsuits regarding non‑compliance or violation of any provision of ERISA, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.12          Sales and Leasebacks.
Except to the extent the Liens created and Indebtedness incurred pursuant thereto are otherwise permitted pursuant to Sections 7.03 and 7.05, neither the Loan Parties nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby a Loan Party or any Subsidiary shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby the Loan Party or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Loan Party or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.
7.13          Environmental Matters.
Neither the Loan Parties nor any Subsidiary will cause or permit any of its property to be in violation of, or do anything or permit anything to be done which will subject any such property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such property, in each case where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
7.14          Subsidiaries.
The Loan Parties shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries unless the Loan Parties and its Subsidiaries have complied with Section 6.12, and Section 6.15.
7.15          Financial Covenants.
The Loan Parties shall not:
(a)          (i)          Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, as shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2017, to be greater than the ratio set forth below opposite the applicable period in which such fiscal quarter end occurs:
Fiscal Quarters Ended	Maximum Consolidated Leverage Ratio
December 31, 2017	3.50:1.00
March 31, 2018 through December 31, 2018	3.00:1.00
March 31, 2019 through Maturity Date	2.50:1.00

(ii)          Consolidated Senior Leverage Ratio.  Upon and during the continuance of any Alternate Rate Event with respect to an Alternate Senior Credit Facility, permit the Consolidated Senior Leverage Ratio, as shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter during which such Alternate Rate Event occurs, to be greater than 3.00:1.00.

(b)          Consolidated Capital Expenditures.  Make or commit to make Consolidated Capital Expenditures during any twelve-month period, as shall be calculated at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2017, to be greater than the amount set forth below opposite the applicable period in which such fiscal quarter end occurs:
Fiscal Quarters Ended	Maximum Consolidated Capital Expenditures
March 31, 2017 through June 30, 2017	$1,000,000
September 30, 2017	$1,500,000
December 31, 2017 through Maturity Date	$2,000,000

(c)          Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as shall be calculated at the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2017, to be less than the ratio set forth below opposite the applicable period in which such fiscal quarter end occurs:
Fiscal Quarters Ended	Minimum Fixed Charge Coverage Ratio
December 31, 2017	1.25:1.00
March 31, 2018 through Maturity Date	1.50:1.00

(d)          Minimum Consolidated Revenue.  Permit revenue for the Borrower and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to be less than (i) $125,000,000 as of March 31, 2017 or June 30, 2017 and (ii) $130,000,000 as of September 30, 2017, and in each case for the twelve month period then ended.
(e)          Equity Cure.  In the event the Loan Parties fail to comply with the financial covenants set forth in clauses (a) and (c) of this Section 7.15 as of the last day of any fiscal quarter, any cash equity contribution to the Borrower (funded with proceeds of equity having terms reasonably acceptable to Agent and in any case, not constituting Disqualified Securities) or any Indebtedness having terms (including subordination terms) acceptable to Agent in its sole discretion, in each case, funded during such fiscal quarter or on or prior to the day that is ten (10) days after the day on which a compliance certificate is required to be delivered for that fiscal quarter will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA, solely for the purposes of determining compliance with such covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution or acceptable subordinated Indebtedness so included in the calculation of Consolidated Adjusted EBITDA, a "Specified Equity Contribution"); provided that (a) notice of Borrower's intent to receive a Specified Equity Contribution shall be delivered no later than the day on which a compliance certificate is required to be delivered for the applicable fiscal quarter, (b) in each consecutive four fiscal quarter period there will be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Loan Parties to be in compliance with such covenants, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated Adjusted EBITDA, as applicable, for all other purposes, including calculating basket levels, (e) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date, and (f) at the option of the Required Lenders, the proceeds of such Specified Equity Contribution will be applied to prepay the

Loans (except to the extent applied to repay Indebtedness under any Working Capital Facility or Alternate Senior Credit Facility as required by the terms thereof) and such prepayment will be disregarded in determining the Financial Covenants for the applicable fiscal quarter and each of the subsequent three (3) fiscal quarters (but not any fiscal quarter thereafter) and such prepayment shall be at par and not subject to the Prepayment Price.
7.16          Sale or Discount of Receivables.
Except as permitted pursuant to Section 7.05(j), neither a Loan Party nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable (other than in the ordinary course of business and in accordance with prudent commercial practice).
7.17          Limitations on Affiliate Ownership of Obligations.
Permit any Loan Party or any of its respective Affiliates to, directly or indirectly, purchase, participate, be assigned or in any way beneficially own any of the Indebtedness arising under any of the Loan Documents or under a Working Capital Facility or Alternate Senior Credit Facility (it being understood and agreed that a breach of this covenant shall exist if such an ownership interest arises, regardless of any involvement or non-involvement of the Loan Parties).
7.18          Prepayment of Other Indebtedness.
Directly or indirectly, voluntarily purchase, redeem, defease or prepay any Indebtedness other than (a) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 7.05 and (b) prepayment of Indebtedness in connection with Capital Leases, purchase money Indebtedness or a Working Capital Facility or Alternate Senior Credit Facility.
7.19          Changes to Organizational Documents, Working Capital Documents or Alternate Senior Credit Documents.
Permit the charter, by-laws or other organizational documents of a Loan Party or any Subsidiary (expressly including the operating agreement of Telos ID), any Working Capital Documents or Alternate Senior Credit Documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.
7.20          Changes in Fiscal Year.
Change its fiscal year, except with the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
7.21          Inconsistent Agreements.
Enter into any contract or agreement which would materially violate the terms hereof, or any other Loan Document.
7.22          Compliance with Anti-Terrorism Laws.
(a)          Directly or indirectly, knowingly enter into any Loan Documents or Material Contracts with any Person listed on the OFAC Lists.  The Borrower shall immediately notify Agent if any of the Loan Parties has knowledge that any Loan Party or any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
(b)          Permit any Loan Party or Subsidiary thereof, or permit any other controlled Affiliate (i) to become a Sanctioned Person, (ii) either in its own right or through any third party, to (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) to repay the Obligations with funds derived from any unlawful activity or (iv) to fail to comply with all Anti-Terrorism Laws.  The Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

7.23          Government Contracts.
None of the Borrower or any of its Subsidiaries shall modify any Government Contract in a manner that will have or that could reasonably be expected to have a Material Adverse Effect.
ARTICLE VIII.

 EVENTS OF DEFAULT AND REMEDIES
8.01          Events of Default.
Any of the following shall constitute an Event of Default (an "Event of Default"):
(a)          Non‑Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loans, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loans, any fee due hereunder or any other amount payable hereunder or under any other Loan Document or, if the Agent fails to send out a correct notice of the amount due, two (2) Business Days after Borrower's receipt of a correct notice; or
(b)          Specific Covenants.  The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 6.03(a), 6.11, 6.17 or Article VII when and as required to be performed or observed; or

(c)          Other Covenants.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (i) seven (7) days in the case of a failure to perform or observe arising under Sections 6.01, 6.02 or 6.03(b), (c) and (d), or (ii) otherwise, thirty (30) days after the earlier of knowledge thereof by a Responsible Officer or written notice from the Agent or any Lender in all other cases; or
(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered by Borrower or a Loan Party in connection herewith or therewith shall be materially false or materially misleading when made; or
(e)          Cross‑Default.  The Borrower or any of its Subsidiaries (A) fails after all applicable grace and cure periods to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise; but subject to any subordination provisions contained in any instrument or agreement with respect to such Indebtedness) in respect of (i) a Working Capital Facility, (ii) an Alternate Senior Credit Facility or (iii) other Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (provided, however, if (1) any such failure to pay relates to a borrowing base or appraisal deficiency or to the repurchase of assigned accounts and (2) the applicable creditor is permitting the repayment of such deficiency or repurchase over time, no Event of Default shall arise on account of such failure unless the Borrower subsequently fails to make such repayment when due); or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or, except to the extent otherwise agreed in an applicable Intercreditor Agreement or otherwise described in clause (A) above, to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or
(f)          Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)          Inability to Pay Debts; Attachment.  (i) Any Loan Party admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party which property comprises assets with a value exceeding the Threshold Amount and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)          Judgments.  There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by indemnification or independent third‑party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)          Invalidity of Loan Documents or Material Contracts.  Any Loan Document or Material Contract, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, or the Obligations having been Fully Satisfied, ceases to be in full force and effect; or any Loan Party or any other Person (excluding any Lender or Affiliate) contests in any manner the validity or enforceability of any Loan Document or Material Contract; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or Material Contract; or
(j)          ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(k)          Impairment of Collateral.  Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected Lien (except as otherwise expressly provided in such Collateral Document) in the securities, assets or Properties covered thereby, other than in respect of assets and Properties which, individually and in the aggregate, are not material to the Loan Parties taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected security interests entitled to the priority under the Loan Documents could not reasonably be expected to have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole.
(l)          Change of Control; Change in Management.  There occurs a Change of Control or Change in Management.
(m)          Business Disruptions.  Any Loan Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days, and such event shall have or could reasonably be expected to have a Material Adverse Effect.

(n)          Termination under any Government Contract.  Any contract of any Loan Party with the United States government is terminated for default of any Loan Party, and such event shall have or could reasonably be expected to have a Material Adverse Effect.

(o)          Debarment.  Any Loan Party or any officer or director of any Loan Party is debarred, suspended, proposed for debarment, declared ineligible or otherwise excluded or disqualified from contracting with the United States government.

8.02          Remedies Upon Event of Default.
Then, (A) if such event is an Event of Default specified in Section 8.01(f) or Section 8.01(g)), the Loans shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower (and the other Loan Parties) and (B) if such event is any other Event of Default, the Agent may, or upon the request of the Required Lenders, shall, at its or their option, declare by notice in writing to the Borrower (and the other Loan Parties) all of the Loans to be, and all of the Loans shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  The amount payable upon an Event of Default and acceleration pursuant to this Section 8.01 shall be an amount equal to the Prepayment Price of the outstanding Principal amount of the Loans to be prepaid, in each case plus accrued interest through the date of prepayment.
For the avoidance of doubt, if the Loans and other Obligations are accelerated for any reason, all prepayment premium, exit fees and other fees required under this Agreement shall be due and payable, shall be deemed earned in full and, in each case, shall constitute part of the Obligations.  Such Obligations shall also be payable and deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM, EXIT FEE OR OTHER FEE ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION.  The Borrower expressly agrees that such Obligations are reasonable and are the product of an arm's length transaction between sophisticated business people, ably represented by counsel, shall be payable notwithstanding the then prevailing market rates at the time payment is made, there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay such Obligations, and the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Borrower expressly acknowledges that its agreement to pay such Obligations to the Lenders as herein described is a material inducement to the Lenders to make the Loans and enter into the Loan Documents.
8.03          Other Remedies.
If any Event of Default shall occur and be continuing, the Agent may, or upon the request of the Required Lenders, shall proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available under applicable Law (including, subject to the Intercreditor Agreement, the right to require a Loan Party to provide assignments to collateral in the Government Contracts to which the United States Government is a counter-party listed on Schedule 5.20, in accordance with 41 U.S.C.A. § 6305 and 48 C.F.R. subpart 32.8, and the Agent shall have the right to obtain injunctive or other equitable relief to compel a Loan Party to deliver these assignments to the Agent after the occurrence of an Event of Default), either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.  No remedy conferred in this Agreement upon the Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
8.04          Rescission of Acceleration.
If the Principal of and accrued interest on the Loans shall have been declared immediately due and payable by reason of the occurrence of any Event of Default, the Agent may, and upon the written instruction of the Required Lenders shall, by written instrument filed with the Borrower, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:
(a)          no judgment or decree has been entered for the payment of any monies due pursuant to this Agreement;
(b)          all arrears of interest and Principal upon the Loans and all other sums payable under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and
(c)          each and every other Event of Default shall have been made good, cured or waived;
and provided further that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.
8.05          Application of Funds.
After the exercise of remedies provided for in Sections 8.01 and/or 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities (other than those with respect to contingent indemnification obligations), expenses and other amounts (to the extent constituting Obligations, including reasonable out-of-pocket fees, charges and disbursements of counsel to the Agent and amounts payable under Section 3.06) then due and payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities (other than those with respect to contingent indemnification obligations) and other amounts (other than principal and interest) then due and payable to the Lenders (to the extent constituting Obligations, including reasonable out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 3.06), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting principal, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been Fully Satisfied, to the Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.05.
ARTICLE IX.

 MISCELLANEOUS
As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:
9.01          Entire Agreement.
This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein and supersede all previous agreements and understandings among them concerning such matters.
9.02          Reimbursement of Expenses.
The Borrower agrees (a) to pay upon demand (i) all reasonable and documented out‑of‑pocket costs and expenses of the Agent and the Lenders in connection with (A) the Agent and the Lenders' due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Transaction Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (B) the administration, monitoring, review and payoff/termination of the Loans, this Agreement and the other Transaction Documents (including, without limitation, reasonable and documented out‑of‑pocket expenses for travel, meals, long‑distance telephone calls, wire transfers, facsimile transmissions and copying), and (ii) the reasonable and documented fees and expenses of one outside counsel to the Agent and the Lenders in connection therewith, and (b) to pay upon demand all reasonable and documented out‑of‑pocket costs and expenses (including, without limitation, reasonable and documented fees and expenses of attorneys and any restructuring or other advisors) of the Agent and of each Lender in connection with (x) any refinancing or restructuring of the Loans related to the Borrower's failure to comply with the terms of the Loan Documents, whether in the nature of a "work‑out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Transaction Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (c) to pay and hold the Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Agent or any Lender), that may be payable in connection with the Loans contemplated by this Agreement and the transactions contemplated by the Transaction Documents.

9.03          Survival of Agreements and Representations and Warranties.
All representations and warranties contained herein or in any other Loan Document are, except to the extent otherwise provided in any Loan Document, made as of the Closing Date and (x) shall be considered to have been relied upon by the Lenders, and (y) shall survive the execution and delivery of this Agreement and funding of the Loans and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders. It being understood and agreed that, as set forth in Section 10.07 (Indemnification), indemnification, expense reimbursement and other contingent obligations shall survive the Full Satisfaction of the Loans and Obligations and termination of this Agreement.
9.04          No Waiver.
No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Loan Parties shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.
9.05          Binding Effect; Participations.
All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective parties' successors and assigns, except that no Loan Party may assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders, except to the extent expressly contemplated by this Agreement.
9.06          Dealings with the Agent and Lenders.
Except to the extent otherwise provided in any Loan Documents, the Borrower shall be entitled to deal solely with the Agent and the Lenders, and shall not be required to recognize any other Person as a Lender or as the holder of a Note, except after receipt by the Borrower of written notice from the Person theretofore entitled to be treated as a Lender advising the Borrower of the Transfer of all or a portion of its interest hereunder, attaching a copy of any applicable assignment documents and stating the transferee's address and wiring instructions.
9.07          Cumulative Powers.
No remedy herein conferred upon the Agent or, if applicable, the Lenders is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.
9.08          Loss of Securities; Reissue of Securities in Lesser Denominations.
Upon:
(a)          receipt of written notice from the holder of any Note and evidence satisfactory to the Borrower of loss, theft, mutilation or destruction of any Note, and
(b)          in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Borrower, or in the event of such mutilation, upon surrender and cancellation of such Note, the Borrower at its own expense will execute and, within five (5) Business Days after such receipt, deliver, in lieu thereof, an equivalent replacement Note dated the date of such lost, stolen, destroyed or mutilated Note.
9.09          Communications.
All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, electronic mail or registered or certified mail, to the Agent, the Lenders and the Borrower at its respective address set forth on Schedule 9.09, respectively, or to such other address with respect to any party as such party shall notify the other parties hereto in writing.  Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail or (iv) upon sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), in the case of electronic mail; provided that if such electronic communication is not sent during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  A confirming copy of any notice that is sent by electronic communication shall be delivered by other means.  Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Borrower shall be completed no later than ten (10) days following the receipt by the Borrower of a written request therefor in the manner described in this Section 9.09; provided that, to the extent the fulfillment of such request in a reasonable manner takes greater than ten (10) days, such request shall be completed with reasonable promptness.
9.10    Assignment.
(a)
Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement pursuant to an assignment and acceptance agreement in substantially the form of Exhibit F (an "Assignment and Acceptance"); provided that if the assignee is not another Lender or an Affiliate or Approved Fund of a Lender, (i) (x) if no Event of Default exists, the Borrower shall have consented to such assignment, which consent shall not be unreasonable withheld or delayed (and which consent shall be deemed granted if Borrower has not responded to a written request therefor within five (5) Business Days) and (y) if an Event of Default exists, the Lender (or the Agent on its behalf) shall have given reasonable prior notice to the Borrower, (ii) such assignment is made in compliance with the Securities Act and any applicable securities laws, to the extent applicable, (iii) the Transfer of any applicable Note pursuant to such assignment is in compliance with subsection (d) below, (iv) such assignment shall be in a principal amount of not less than $500,000 (or such lesser amount as shall then be outstanding with respect to the Loans made by the assignor) and (v) the Agent shall have consented to such assignment if the assignee is not an Affiliate or Approved Fund of the assignor.  Upon any assignment pursuant to an Assignment and Acceptance, the assignee shall, to the extent of such assignment, be entitled to exercise the rights of the assignor and shall thereafter be deemed a "Lender" under this Agreement.

(b)
The Borrower shall, from time to time at the reasonable request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender's reasonable opinion be necessary or advisable to give full force and effect to any assignment and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonably may request.

(c)
Notwithstanding anything in the Loan Documents to the contrary, (i) a Lender may pledge, or grant a security interest in, all or any portion of its Note or rights and interests under the Loan Documents to a bank or other funding source or any agent or trustee therefor in support of borrowings made by such Lender from such Person or other obligations owing by the Lender to such Persons and (ii) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its Note or rights and interests under the Loan Documents to its trustee in support of its obligations to its trustee.  No pledge or grant of a security interest pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)
Any Notes hereunder are issuable as registered notes only.  The Borrower shall keep at its principal office a register in which the Borrower shall provide for the registration of Notes and of Transfers of Notes.  Upon surrender for registration of Transfer of any Note at the principal office of the Borrower, the Borrower shall, promptly and at the expense of the Lender to whom said Note is being transferred (or, after the occurrence and during the continuance of and Event of Default, at the Borrower's expense), execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount (or with such updates to reflect the then-current issue date and outstanding principal amount as may be reasonably requested by the assignor or such other modifications as may be agreed to by the Borrower and the assignor), which Notes shall be registered in the name of the assignee or assignees.  At the option of any Lender, its Note may be exchanged for Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Borrower.  Whenever any Notes are so surrendered for exchange, the Borrower shall, at the expense of the requesting Lender (or, after the occurrence and during the continuance of and Event of Default, at the Borrower's expense), execute and deliver the Notes which the Lender making the exchange is entitled to receive.  Any Note or Notes issued in exchange for any Note or upon Transfer thereof pursuant to any assignment shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred so that neither gain nor loss of interest shall result from any such exchange or transfer pursuant to an assignment.

(e)
Notwithstanding anything in this Agreement to the contrary, but in connection with the Transfer of a Note otherwise permitted hereunder, the Transfer of such Note may be accomplished pursuant to the execution of an allonge related to such Note in favor of the assignee and upon notice of such Transfer and delivery of a copy of such allonge to the Borrower, and the Borrower agrees that such allonge and such Transfer shall be recorded in the register referenced in clause (d) above; it being understood that a reissued Note in favor of such assignee will not be required by the Borrower.

9.11          Confidentiality; Public Announcements.
(a)          The Agent and each Lender agree not to disclose to any other Person any information, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Borrower or any other Loan Party in connection with the Loans or otherwise pursuant to this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any publicly recorded document, information which is independently developed by the Agent or such Lender other than information provided solely by or on behalf of any of the Loan Parties, information obtained from sources other than the Borrower or any other Loan Party or their agents or advisors or information that is or becomes in the public domain other than through the fault of the Agent or such Lender, nor shall it be construed to prevent the Agent or such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Agent or the Lender's business or that of the Borrower or any Loan Party or affiliates of the Agent or such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) making any disclosure of any information to the extent the Agent or such Lender or its counsel deems necessary or appropriate to do so to enforce any remedy provided herein or in any other Loan Document during the continuance of an Event of Default; (iii) making, on a confidential basis, such disclosures as the Agent or such Lender deems necessary or appropriate to the Agent or such Lender's Affiliates, legal counsel, accountants (including outside auditors), advisors or other representatives, and existing or prospective investors or shareholders; (iv) making, on a confidential basis, such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in the Loans; or (v) making such disclosures to (x) any bank, financial institution or other financing source, or trustee or agent therefore or counsel thereto, and (y) S&P, Moody's, Fitch and/or other ratings agency or counsel thereto, in each case as such Lender reasonably deems necessary or appropriate in connection with such Lender's obtaining financing; provided, however, that such financing source or ratings agency shall be informed of the confidentiality of such information and instructed to maintain such confidentiality.  The obligations of the Agent and the Lenders under this Section 9.11(a) shall supersede and replace the confidentiality obligations of the Agent and the Lender under any agreement executed and delivered by the Agent or any Lender prior to the date hereof in respect of this financing.
(b)          Notwithstanding the foregoing, following notice to the Borrower and Borrower's approval thereof, such approval not to be unreasonably withheld, delayed or conditioned, the Agent or the Lenders shall be permitted to issue customary press releases or tombstone ads prepared by or on behalf of the Lenders and the Loan Parties consent to the publication by the Agent or any Lender (including on such Person's website) of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
(c)          The Agent, the Lenders and all other Persons who are or who may become party to this Agreement or the other Loan Documents or who may participate in the Loans acknowledge that any one or more of the Obligors and their Subsidiaries perform or may perform in the future classified or restricted contracts funded by or for the benefit of a Governmental Authority, and, accordingly, notwithstanding any other provision of this Agreement, no Obligor nor any of its Subsidiaries will be obligated to release, disclose or otherwise make available: (i) any classified or restricted information to any Person including the Agent and the Lenders or any other Person not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such material, or (ii) any material whatsoever to any Person including the Agent, the Lenders or any other Person if such release, disclosure or availability would not comply with the National Industrial Security Program Operating Manual and associated laws and regulations.  The Agent agrees that, in connection with any exercise of a right or remedy, the United States Federal government may remove classified or restricted information or government‑issued property prior to any remedial action implicating such classified or restricted information or government‑issued property.  Upon written notice from any Obligor, the Agent and the Lenders shall make commercially reasonable efforts, at the Obligor's cost, to take such steps in accordance with this Agreement and the other Loan Documents as may reasonably be requested by such Obligor to enable such Obligor, any other Obligors or any Subsidiaries thereof to comply with the foreign ownership, control or influence requirements of the United States government imposed from time to time.

9.12          Governing Law.
This Agreement shall be governed in all respects by the laws of the State of New York without regard to conflicts of laws.
9.13          Headings.
The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.
9.14          Multiple Originals.
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
9.15          Amendment or Waiver.
This Agreement may be amended, and the Borrower and the other Loan Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Borrower shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders or, in the case of the following clauses (i) and (ii), each Lender adversely affected thereby, no such agreement shall (i) decrease or forgive the Principal amount of any Loan, or extend the Maturity Date of any Loan, or decrease the rate of interest or premium on any Loan, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Loans, or postpones any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 9.15, the definition of the term "Required Lenders" or of the term "Loan", or (iv) release the Borrower or any other Loan Party from its obligations under the applicable Loan Documents, except in the case of a Guarantor, to the extent such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
9.16          Waiver of Jury Trial.
THE AGENT, THE LENDERS AND THE LOAN PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.
9.17          Consent to Jurisdiction and Service of Process.
All judicial proceedings brought against the Loan Parties with respect to this Agreement or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the States of New York or Maryland, and, by execution and delivery of this Agreement, each of the Borrower and the other Loan Parties accepts, for itself and in connection with its Properties, generally and unconditionally, the non-exclusive jurisdictions of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Each of the Borrower and the other Loan Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule 9.09 or at such other address of which the other Parties shall have been notified pursuant thereto, such service being hereby acknowledged by the Parties hereto to be effective and binding service in every respect.  Each of the Borrower and the other Loan Parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdictions.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or the Lenders to bring proceedings against the Borrower or the other Loan Parties in the court of any other jurisdiction.
9.18          Indemnification; Damage Waiver.
(a)          The Borrower, without limitation as to time, will defend and indemnify the Agent, the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an "Indemnified Party") against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, reasonable out-of-pocket costs (including the reasonable out-of-pocket costs of preparation and reasonable out-of-pocket attorneys' fees and expenses of one law firm acting as outside counsel to the Indemnified Parties, as a group (except to the extent there are conflicts in the interests of the Indemnified Parties)) (collectively, the "Losses") incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by a Loan Party herein, (ii) any breach of any covenant, agreement or obligation of a Loan Party contained in any of the Transaction Documents or (iii) any government investigation or proceeding against a Loan Party or any Indemnified Party arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly (x) a result of such party's gross negligence or willful or intentional misconduct, or (y) a result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnified Party for breach in bad faith of such Indemnified Party's obligations hereunder or under any other Loan Document.  The Borrower agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  The obligations of the Borrower under this paragraph will survive any transfer of the Loans by the Lenders and the termination of this Agreement.
(b)          If any action, proceeding or government investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrower shall not relieve the Borrower from its obligations hereunder except to the extent the Borrower is prejudiced thereby.  The Borrower shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses.  The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Borrower has failed within a reasonable time to assume the defense and employ counsel as provided herein, (ii) the Borrower has failed within a reasonable time to agree in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Borrower and representation of both the Borrower and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties.  In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Borrower shall be responsible for the reasonable out-of-pocket fees and expenses of such separate counsel; provided, however, that, absent a conflict of interest among Indemnified Parties, the Borrower shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties as a group.  The Borrower shall be liable only for settlement of any claim against an Indemnified Party made with the Borrower's written consent.
(c)          To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and hereby waive, any claim against any Indemnified Party or any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.
9.19          Regulatory Requirements.
In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a "Regulatory Requirement"), such Lender is effectively restricted or prohibited from holding any of the Loans, or otherwise realizing upon or receiving the benefits intended under the Loans, the Loan Parties shall, and shall cause its Subsidiaries, at the expense of such Lender, to take such action as such Lenders and the Loan Parties shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement.
9.20          USA Patriot‑Act Notice.
Each Lender (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107‑56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Loan Parties and other information that will allow such Lender, as applicable, to identify the Loan Parties in accordance with the Act.
9.21          Subordination.

Each Loan Party (a "Subordinating Loan Party") hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it ("Intercompany Debt"), whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Lenders or the Agent or resulting from such Subordinating Loan Party's performance under this Agreement, to the indefeasible payment in full in cash of all Obligations.  If the Agent, on behalf of the Lenders so requests, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Lenders and the proceeds thereof shall be paid over to the Agent, for the account of the Lenders, on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Agent.
9.22          Intercreditor Agreement.
Each Lender hereby authorizes and instructs the Agent, on behalf of each of the Lenders, to enter into any Intercreditor Agreement, which provides, among other things, for the relative rights of the Agent and one or more providers of a Working Capital Facility or Alternate Senior Credit Facility with respect to the Collateral or a portion thereof.  Once an Intercreditor Agreement is executed by the Agent, each Lender that is or becomes a party to this Agreement from time to time shall be bound by the terms thereof.  Without limiting the foregoing, each Lender from time to time party to this Agreement agrees, if requested, to execute a counterpart signature page or joinder agreement to such Intercreditor Agreement.
ARTICLE X.

 AGENCY PROVISIONS
10.01          Appointment.
Each of the Lenders hereby irrevocably designates and appoints Enlightenment (and its successors and assigns) as the agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Enlightenment hereby accepts such appointment) and each such Lender irrevocably authorizes Enlightenment to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Lender.
10.02          Delegation of Duties.
The Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys‑in‑fact selected by the Agent with reasonable care.

10.03          Exculpatory Provisions.
Neither the Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Loan Party or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Loan Party or any of its Subsidiaries to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the Properties, books or records of a Loan Party or any of its Subsidiaries.
10.04          Reliance by Agent.
The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, or written statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.
10.05          Notices of Default.
The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Borrower referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a "notice of default."  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

10.06          Non‑Reliance on the Agent and Other Lenders.
Each of the Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of a Loan Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of a Loan Party and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of a Loan Party or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys‑in‑fact, Subsidiaries or Affiliates.
10.07          Indemnification.
Each of the Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent's gross negligence or willful misconduct.  The agreements in this Section 10.07 shall survive after the Loans and all other amounts payable hereunder are Fully Satisfied and the termination of this Agreement and the other Loan Documents.
10.08          The Agent in Its Individual Capacity.
The Agent and its respective Subsidiaries and Affiliates may make loans to and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder.  With respect to any Loan made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the term "Lenders" shall include the Agent in its individual capacity.
10.09          Resignation of the Agent; Successor Agent.
The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld or delayed), to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within fifteen (15) days after the Agent's giving of notice of resignation, then the Agent shall use its commercially reasonable efforts to appoint a successor Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing), on behalf of the Lenders.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
10.10          Reimbursement by Lenders.
To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.02 or Section 9.18 to be paid by it to the Agent (or any sub‑agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender's applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub‑agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub‑agent) in connection with such capacity.  For the purposes of this Section 10.10, the "applicable percentage" of a Lender shall be the percentage of the total aggregate principal amount of the Loans held by such Lender at such time.
10.11          Collateral and Guaranty Matters.
Each of the Lenders irrevocably authorizes the Agent,
(a)          to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.15;
(b)          to release any Guarantor from its obligations under any Guarantee if such Person ceases to be a Subsidiary or is no longer required to be a Guarantor as a result of a transaction permitted hereunder; and
(c)          to subordinate any Lien on any Property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guarantee pursuant to this Section 10.11.  In each case as specified in this Section 10.11, the Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 10.11.
ARTICLE XI.

 GUARANTEE
11.01          The Guarantee.
Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
11.02          Obligations Unconditional.
The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall not be entitled to exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been Fully Satisfied.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)          any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
(c)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)          any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)          any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the maximum extent permitted by law, all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
11.03          Reinstatement.
The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of external counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
11.04          Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.
11.05          Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
11.06          Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full.
11.07          Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:

TELOS CORPORATION, a Maryland corporation

By:	/s/ John B. Wood
John B. Wood
President & CEO

GUARANTORS:

XACTA CORPORATION, a Delaware corporation

By:	/s/ John B. Wood
John B. Wood
President & CEO

UBIQUITY.COM, INC., a Delaware corporation

By:	/s/ John B. Wood
John B. Wood
President & CEO

TELOWORKS, INC., a Delaware corporation

By:	/s/ David Easley
David Easley
President, Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., in its capacity as Agent and as a Lender

By:	/s/ Devin Talbott
Name:	Devin Talbott
Title:	Managing Partner

ENLIGHTENMENT CAPITAL SOLUTIONS FUND SPV I, L.P., in its capacity as a Lender

By:	/s/ Devin Talbott
Name:	Devin Talbott
Title:	Managing Partner

ENLIGHTENMENT CAPITAL SOLUTIONS FUND II - NQ, L.P., in its capacity as a Lender

By:	/s/ Devin Talbott
Name:	Devin Talbott
Title:	Managing Partner